                                                                    Exhibit 10.7


                             LOAN AND SECURITY AGREEMENT


                     Phoenix Color Corp. and Alpha Systems, Inc.



                                         with


                           CoreStates Bank, N.A., as Agent

                                         and


                    Fleet Bank of Massachusetts, N.A., as Co-Agent


                                         and


                           Those financial institutions now

                             or hereafter parties hereto



                             Dated as of February 1, 1996

                                  TABLE OF CONTENTS

                                                                            PAGE

SECTION 1.  DEFINITIONS AND INTERPRETATION . . . . . . . . . . . . . . . . .   1
     1.1    TERMS DEFINED. . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2    ACCOUNTING PRINCIPLES. . . . . . . . . . . . . . . . . . . . . .  16

SECTION 2.  THE LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     2.1    REVOLVING CREDIT - DESCRIPTION . . . . . . . . . . . . . . . . .  16
     2.2    LETTERS OF CREDIT: . . . . . . . . . . . . . . . . . . . . . . .  18
     2.3    TERM LOAN A - DESCRIPTION. . . . . . . . . . . . . . . . . . . .  24
     2.4    TERM LOAN B - DESCRIPTION. . . . . . . . . . . . . . . . . . . .  24
     2.5    ADVANCES, CONVERSIONS, RENEWALS AND PAYMENTS . . . . . . . . . .  25
     2.6    REVOLVING CREDIT INTEREST. . . . . . . . . . . . . . . . . . . .  28
     2.7    TERM LOAN INTEREST . . . . . . . . . . . . . . . . . . . . . . .  31
     2.8    ADDITIONAL INTEREST PROVISIONS.. . . . . . . . . . . . . . . . .  35
     2.9    FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     2.10   PREPAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     2.11   USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . .  38
     2.12   INDEMNITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     2.13   CAPITAL ADEQUACY . . . . . . . . . . . . . . . . . . . . . . . .  39
     2.14   INTEREST RATE PROTECTION . . . . . . . . . . . . . . . . . . . .  39

SECTION 3.  COLLATERAL . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     3.1    DESCRIPTION. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     3.2    LIEN DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  41
     3.3    OTHER ACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  41
     3.4    SEARCHES, CERTIFICATES . . . . . . . . . . . . . . . . . . . . .  42
     3.5    LANDLORD'S WAIVERS . . . . . . . . . . . . . . . . . . . . . . .  42
     3.6    FILING SECURITY AGREEMENT. . . . . . . . . . . . . . . . . . . .  42
     3.7    POWER OF ATTORNEY. . . . . . . . . . . . . . . . . . . . . . . .  42

SECTION 4.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES . . . . . . . . . .  43
     4.1    RESOLUTIONS, OPINIONS, AND OTHER DOCUMENTS . . . . . . . . . . .  43
     4.2    ABSENCE OF CERTAIN EVENTS. . . . . . . . . . . . . . . . . . . .  44
     4.3    WARRANTIES AND REPRESENTATIONS AT CLOSING. . . . . . . . . . . .  45
     4.4    COMPLIANCE WITH THIS AGREEMENT . . . . . . . . . . . . . . . . .  45
     4.5    OFFICERS' CERTIFICATE. . . . . . . . . . . . . . . . . . . . . .  45
     4.6    CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     4.7    WAIVER OF RIGHTS . . . . . . . . . . . . . . . . . . . . . . . .  45
     4.8    CONDITIONS FOR FUTURE ADVANCES . . . . . . . . . . . . . . . . .  45

SECTION 5.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . .  46
     5.1    CORPORATE ORGANIZATION AND VALIDITY. . . . . . . . . . . . . . .  46
     5.2    PLACES OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . .  47
     5.3    PENDING LITIGATION . . . . . . . . . . . . . . . . . . . . . . .  47
     5.4    TITLE TO PROPERTIES. . . . . . . . . . . . . . . . . . . . . . .  47

     5.5    GOVERNMENTAL CONSENT . . . . . . . . . . . . . . . . . . . . . .  47
     5.6    TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     5.7    FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . .  48
     5.8    FULL DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . .  48
     5.9    SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . . .  49
     5.10   GUARANTEES, CONTRACTS, ETC.. . . . . . . . . . . . . . . . . . .  49
     5.11   GOVERNMENT REGULATIONS, ETC. . . . . . . . . . . . . . . . . . .  49
     5.12   BUSINESS INTERRUPTIONS . . . . . . . . . . . . . . . . . . . . .  50
     5.13   NAMES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     5.14   OTHER ASSOCIATIONS . . . . . . . . . . . . . . . . . . . . . . .  51
     5.15   ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . .  51
     5.16   REGULATION O . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     5.17   CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . .  52
     5.18   SOLVENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     5.19   INTERRELATEDNESS OF BORROWERS. . . . . . . . . . . . . . . . . .  53
     5.20   STOCK PURCHASE AGREEMENT . . . . . . . . . . . . . . . . . . . .  53
     5.21   MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . .  53

SECTION 6.  BORROWERS' AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . .  54
     6.1    PAYMENT OF TAXES AND CLAIMS. . . . . . . . . . . . . . . . . . .  54
     6.2    MAINTENANCE OF PROPERTIES AND CORPORATE EXISTENCE. . . . . . . .  54
     6.3    BUSINESS CONDUCTED . . . . . . . . . . . . . . . . . . . . . . .  56
     6.4    LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     6.5    ISSUE TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     6.6    BANK ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . . .  56
     6.7    EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . .  56
     6.8    FINANCIAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . .  57
     6.9    FINANCIAL AND BUSINESS INFORMATION . . . . . . . . . . . . . . .  59
     6.10   OFFICERS' CERTIFICATES . . . . . . . . . . . . . . . . . . . . .  60
     6.11   AUDITS AND INSPECTION. . . . . . . . . . . . . . . . . . . . . .  61
     6.12   TAX RETURNS AND REPORTS. . . . . . . . . . . . . . . . . . . . .  61
     6.13   INFORMATION TO PARTICIPANT . . . . . . . . . . . . . . . . . . .  61
     6.14   MATERIAL ADVERSE DEVELOPMENTS. . . . . . . . . . . . . . . . . .  62
     6.15   ENGAGEMENT OF BIG "6" ACCOUNTING FIRM: . . . . . . . . . . . . .  62
     6.16   PLACES OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . .  62
     6.17   FISCAL YEAR: . . . . . . . . . . . . . . . . . . . . . . . . . .  62
     6.18   QUARTERLY IMPLEMENTATION:. . . . . . . . . . . . . . . . . . . .  62
     6.19   ACCOUNT VERIFICATION . . . . . . . . . . . . . . . . . . . . . .  62

SECTION 7.  BORROWERS' NEGATIVE COVENANTS: . . . . . . . . . . . . . . . . .  63
     7.1    MERGER, CONSOLIDATION, DISSOLUTION OR LIQUIDATION. . . . . . . .  63
     7.2    ACQUISITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  63
     7.3    LIENS AND ENCUMBRANCES . . . . . . . . . . . . . . . . . . . . .  63
     7.4    TRANSACTIONS WITH AFFILIATES OR SUBSIDIARIES . . . . . . . . . .  64
     7.5    GUARANTEES . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
     7.6    DISTRIBUTIONS, BONUSES AND OTHER INDEBTEDNESS. . . . . . . . . .  65
     7.7    LOANS AND INVESTMENTS. . . . . . . . . . . . . . . . . . . . . .  65
     7.8    USE OF LENDERS' NAME . . . . . . . . . . . . . . . . . . . . . .  65

     7.9    MISCELLANEOUS COVENANTS. . . . . . . . . . . . . . . . . . . . .  65

SECTION 8.  DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
     8.1    EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . .  66
     8.2    CURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     8.3    RIGHTS AND REMEDIES ON DEFAULT . . . . . . . . . . . . . . . . .  68
     8.4    NATURE OF REMEDIES . . . . . . . . . . . . . . . . . . . . . . .  70
     8.5    SET-OFF. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

SECTION 9.  AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     9.1    APPOINTMENT AND AUTHORIZATION. . . . . . . . . . . . . . . . . .  70
     9.2    GENERAL IMMUNITY . . . . . . . . . . . . . . . . . . . . . . . .  71
     9.3    CONSULTATION WITH COUNSEL. . . . . . . . . . . . . . . . . . . .  71
     9.4    DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     9.5    RIGHTS AS A LENDER . . . . . . . . . . . . . . . . . . . . . . .  71
     9.6    RESPONSIBILITY OF AGENT. . . . . . . . . . . . . . . . . . . . .  72
     9.7    COLLECTIONS AND DISBURSEMENTS. . . . . . . . . . . . . . . . . .  72
     9.8    INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .  73
     9.9    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     9.10   NO RELIANCE. . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     9.11   REPORTING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     9.12   REMOVAL OF AGENT . . . . . . . . . . . . . . . . . . . . . . . .  74
     9.13   ACTION ON INSTRUCTIONS OF LENDERS. . . . . . . . . . . . . . . .  75
     9.14   SEVERAL OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . .  75
     9.15   CONSENT OF LENDERS . . . . . . . . . . . . . . . . . . . . . . .  75
     9.16   PARTICIPATION AND ASSIGNMENTS. . . . . . . . . . . . . . . . . .  76

SECTION 10.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  78
     10.1   GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . .  78
     10.2   INTEGRATED AGREEMENT . . . . . . . . . . . . . . . . . . . . . .  78
     10.3   WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     10.5   TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
     10.6   EXPENSES OF AGENT, CO-AGENT AND LENDERS. . . . . . . . . . . . .  79
     10.7   BROKERAGE. . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     10.8   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
     10.9   HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
     10.10  SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
     10.11  SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . .  82
     10.12  DUPLICATE ORIGINALS. . . . . . . . . . . . . . . . . . . . . . .  82
     10.13  MODIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     10.14  SIGNATORIES. . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     10.15  THIRD PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . .  82
     10.16  DISCHARGE OF TAXES, BORROWERS' OBLIGATIONS, ETC. . . . . . . . .  82
     10.17  WITHHOLDING AND OTHER TAX LIABILITIES. . . . . . . . . . . . . .  82
     10.18  CONSENT TO JURISDICTION. . . . . . . . . . . . . . . . . . . . .  83
     10.19  WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . .  83
     10.20  CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . . . .  83

                                     EXHIBIT LIST
                                     ------------

Exhibit A          --    Intentionally Omitted
Exhibit B          --    Form of Intercreditor Agreement
Exhibit C          --    Projections
Exhibit D          --    Form of Stock Pledge Agreement
Exhibit E          --    Form of Surety Agreement
Exhibit F          --    Intentionally Omitted
Exhibit G          --    Form of Revolving Credit Note
Exhibit H          --    Form of Term Loan A Note
Exhibit I          --    Form of Term Loan B Note
Exhibit J          --    Form of Borrowing Advance Request
Exhibit K          --    Phoenix's Stock Purchase Agreement
Exhibit L          --    Merger Agreement
Exhibit M          --    Form of Quarterly Compliance Certificate
Exhibit N          --    Form of Assignment and Acceptance







                                      SCHEDULES
                                      ---------

Schedule A         --    Schedules of Lenders
Schedule B         --    Sureties
Schedule 5.1       --    Borrowers' States of Qualifications
Schedule 5.2       --    Places of Business
Schedule 5.3       --    Judgments, Proceedings, Litigation and Orders
Schedule 5.4       --    Existing Liens and Claims
Schedule 5.7       --    Borrowers' Federal Tax Identification   Numbers
Schedule 5.9       --    Subsidiaries and Affiliates
Schedule 5.10(a)   --    Existing Guaranties, Investments and Borrowings, Leases
                         and Employment Agreements
Schedule 5.11      --    Employee Benefit Plans
Schedule 5.13(a)   --    Schedule of Names
Schedule 5.13(b)   --    Trademarks, Patents and Copyrights
Schedule 5.14      --    Other Associations
Schedule 5.15      --    Environmental Matters
Schedule 5.17      --    Capital Stock
Schedule 7.6       --    Existing Indebtedness

                             LOAN AND SECURITY AGREEMENT
                             ---------------------------


          This Loan and Security Agreement ("Agreement") is dated this 1st day of February 1996, by and among PHOENIX COLOR CORP., formerly known as Phoenix Merger Corp., a Delaware corporation (successor by merger to Phoenix Color Corp., a New York corporation) and ALPHA SYSTEMS, INC., a Connecticut corporation (collectively, "Borrowers" and singly, a "Borrower"), the lending institutions listed from time to time on Schedule A attached hereto and incorporated herein that are parties to this Agreement (collectively, "Lenders" and singly, a "Lender"), CORESTATES BANK, N.A., a national banking association, as issuer of letters of credit hereunder (in such capacity, "Issuer"), CORESTATES BANK, N.A., as administrative agent for the Issuer and Lenders hereunder, (in such capacity, "Agent") and FLEET BANK OF MASSACHUSETTS, N.A. as Co-Agent.


                                      BACKGROUND
                                      ----------

          A. Borrowers desire to establish financing arrangements with Lenders and Lenders are willing to make loans and extensions of credit to Borrowers under the terms and provisions hereinafter set forth.

          B. The parties desire to define the terms and conditions of their relationship in writing.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


                      SECTION 1.  DEFINITIONS AND INTERPRETATION

          1.1 TERMS DEFINED: As used in this Agreement, the following terms have the following respective meanings:

                 ACCOUNT - All of the "accounts" (as that term is defined in Section 9106 of the UCC) of the Borrowers, whether now existing or hereafter arising.

                 ACCOUNT DEBTOR - Any Person obligated on any Account owing to Borrowers.

                 ADJUSTED LIBOR RATE - For any LIBOR Interest Period, as applied to a LIBOR Based Rate Loan, the rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) determined pursuant to the following formula:

Adjusted Libor Rate = Libor Rate
                      ------------------------
                      (1 - Reserve Percentage)

For purposes hereof, "Libor Rate" shall mean the arithmetic average of the rates of interest per annum (rounded upwards, if necessary to the next 1/16 of 1%) at which Agent is offered deposits of United States Dollars in the London interbank market on or about eleven o'clock (11:00) a.m. London time two (2) Business Days prior to the commencement of such LIBOR Interest Period on amounts substantially equal to such LIBOR Based Rate Loan as to which the Borrowers may elect the Adjusted Libor Rate to be applicable with a maturity of comparable duration to the LIBOR Interest Period selected by the Borrowers for such LIBOR Based Rate Loan.

                 ADJUSTED REVOLVING CREDIT APPLICABLE MARGIN - Section 2.6(b).

                 ADJUSTED TERM LOAN APPLICABLE MARGIN - Section 2.7(b).

                 ADMINISTRATION FEE - Section 2.9(b).

                 ADVANCE(S) - Any monies advanced or credit extended to Borrowers by any Lender under the Revolving Credit, including without limitation cash advances and the issuance of Letters of Credit.

                 AFFILIATE - Section 7.4.

                 ALPHA FACILITY - Alpha's real estate and improvements located at Wallingford, New Haven County, Connecticut, as more fully described in the Mortgage covering the Alpha Facility.

                 ASSET SALE - The sale, transfer, lease, license or other disposition, outside of the ordinary course of business, by any Borrower or by any Subsidiary of a Borrower to any Person other than a Borrower of any Property now owned or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions.

                 AUTHORIZED OFFICER - Any officer of any Borrower authorized by specific resolution of such Borrower to request Advances as set forth in the incumbency certificate referred to in Section 4.1(d) of this Agreement.

                 BANK AFFILIATE - Any bank that is controlled by a Lender. A bank shall be deemed controlled by a Lender if (i) the Lender, directly or indirectly, or acting through one or more other Persons owns, controls or has power to vote twenty five percent (25%) or more of any class of voting securities of the bank; or (ii) the Lender controls in any manner the election of a majority of the directors or trustees of the bank.

                 BASE RATE - Agent's Prime Rate

                 BASE RATE LOANS - Loans under the Revolving Credit and the Term Loans subject to interest calculated under the terms hereof based on the Base Rate, and not subject to or based upon the Adjusted LIBOR Rate.

                 BORROWING BASE - The sum of sixty percent (60%) of Eligible Inventory PLUS eighty-five percent (85%) of Eligible Accounts.

                 BUSINESS DAY - A day other than Saturday or Sunday when Agent is open for business in Philadelphia, Pennsylvania.

                 CAPITALIZED LEASE OBLIGATIONS - Any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

                 CAPITAL STOCK - Any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                 CASH COLLATERAL ACCOUNT - Section 2.5(b).

                 CASH PROCEEDS - With respect to any Asset Sale or Offering, the aggregate cash payments received by a Borrower and/or any of its Subsidiaries from such Asset Sale or Offering.

                 CHANGE OF CONTROL - With respect to any Borrower, the result caused by any Person and/or its Affiliate acquiring or otherwise obtaining the right to vote more than forty percent (40%) of any class of the issued and outstanding Capital Stock of such Borrower entitled to vote.

                 CLOSING - Section 4.6.

                 CLOSING DATE - Section 4.6.

                 COLLATERAL - All of the Property and interests in Property described in Section 3.1 of this Agreement and all other Property and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrowers of all covenants and undertakings contained in this Agreement and the other Loan Documents.

                 CONSOLIDATED AMORTIZATION EXPENSE - For any period, the aggregate consolidated amount of amortization expenses of Borrowers, as determined in accordance with GAAP.

                 CONSOLIDATED CAPITAL EXPENDITURES - For any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations incurred during that period) made by Borrowers and their Subsidiaries during such period in respect of the purchase, construction or other acquisition of fixed or capital assets determined in accordance with GAAP.

                 CONSOLIDATED CAPITALIZATION - For any period, the sum of Borrowers' (i) Funded Debt plus (ii) Consolidated Tangible Net Worth.

                 CONSOLIDATED CURRENT ASSETS - At any date, the aggregate consolidated amount of Borrowers' current assets as would be shown on a consolidated balance sheet prepared in accordance with GAAP; provided that for the purposes hereof, Current Consolidated Assets shall not include cash and cash equivalents.

                 CONSOLIDATED CURRENT LIABILITIES - At any date, the aggregate consolidated amount of Borrowers' current liabilities as would be shown on a consolidated balance sheet prepared in accordance with GAAP; provided that for the purposes hereof, Consolidated Current Liabilities shall not include the current maturities of long term Indebtedness, the current portion of Capitalized Lease Obligations, the outstanding principal balance of the Revolving Credit and the mandatory prepayment due pursuant to Section 2.10(c)(iv) relating to Net Free Cash Flow.

                 CONSOLIDATED DEPRECIATION EXPENSE - For any period, the aggregate, consolidated amount of depreciation expenses of Borrowers, as determined in accordance with GAAP.

                 CONSOLIDATED EBIT - For any period, Borrowers' Consolidated Net Income (or deficit) PLUS (a) Consolidated Interest Expense PLUS (b) Consolidated Tax Expense PLUS (c) extraordinary losses and MINUS (d) extraordinary gains, all as determined in accordance with GAAP..

                 CONSOLIDATED EBITDA - For any period, Borrowers' Consolidated Net Income (or deficit) PLUS (a) Consolidated Interest Expense, (b) Consolidated Tax Expense, (c) Consolidated Depreciation Expense, (d) Consolidated Amortization Expense MINUS (e) extraordinary gains and PLUS (f) extraordinary losses, all as determined in accordance with GAAP.

                 CONSOLIDATED INTEREST EXPENSE - For any period, the aggregate, consolidated amount of interest expense required to be paid or accrued during such period on all Indebtedness of Borrowers outstanding during all or any part of such period, as determined in accordance with GAAP.

                 CONSOLIDATED NET INCOME - The consolidated net income after taxes of Borrowers as such would appear on Borrowers' consolidated statement of income, prepared in accordance with GAAP.

                 CONSOLIDATED RENTAL PAYMENTS - For any period, the aggregate, consolidated amount of all rents paid or to be incurred under all operating leases of Borrowers as lessees.

                 CONSOLIDATED TANGIBLE NET WORTH - For any period, the amount by which the consolidated assets of Borrowers (excluding trademarks, goodwill, covenants not to compete, deferred closing costs and all other assets which would be determined to be intangible assets under GAAP) exceed all of Borrowers' Liabilities as would be determined in accordance with GAAP.

                 CONSOLIDATED TAX EXPENSE - For any period, the aggregate, consolidated amount of income tax expense of Borrowers, as determined in accordance with GAAP.

                 CURRENT REVOLVING CREDIT MATURITY DATE - The Initial Revolving Credit Maturity Date or, if the Initial Term is renewed or extended, the last day of the Current Term.

                 CURRENT TERM - The period during the Initial Term, and any renewal or extended term, if in effect, during the term thereof.

                 DEFAULT - Any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

                 DISTRIBUTION -

          (1) Dividends or other distributions on any now or hereafter outstanding Capital Stock of any Borrower;

          (2) The redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and

          (3) Any loans or advances (other than salaries, and to the extent permitted hereunder, bonuses), to any shareholder(s) of any Borrower.

                 ELIGIBLE ACCOUNTS - All Accounts of any Borrower meeting all of the following specifications: (i) the Account is lawfully and exclusively owned by such Borrower and subject to no Lien (other than Permitted Liens, if applicable, and Liens granted under this Agreement) and such Borrower has the right of assignment thereof and the power to grant a security interest therein;
(ii) the Account is valid and enforceable representing the undisputed indebtedness of an Account Debtor for the purchase of Inventory not more than ninety (90) days past the invoice date and does not represent a rebilling; (iii) not more than 50% of the aggregate balance of all Accounts owing from an Account Debtor obligated on the Account are outstanding more than 90 days past their invoice date; (iv) the Account is not subject to any defense, set-off, or counterclaim, deduction, discount, credit, chargeback, freight claim, allowance or adjustment of any kind; (v) the Account is net of any portion thereof attributable to the sale of goods that have been returned, rejected, lost or damaged; (vi) if the Account arises from the sale of goods by a Borrower, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreement, and such goods have been shipped to the Account Debtor or its designee; (vii) if the Account arises from the performance of services, such services have actually been performed; (viii) the Account arose in the ordinary course of such Borrower's business; (ix) no notice of the bankruptcy, receivership, reorganization, liquidation, dissolution, or insolvency of the Account Debtor has been received by Agent or any Borrower; (x) the Account Debtor is not a Subsidiary or Affiliate of any Borrower; (xi) the Account is not an Account of an Account Debtor having its principal place of business or executive office outside the United States, unless the payment of such Account is guaranteed by an irrevocable letter of credit satisfactory to Agent; (xii) the Account does not represent a sale to the government of the United States or any subdivision or agency thereof unless Borrowers have complied, for the benefit of Agent, with the Federal Assignment of Claims Act; (xiii) the Account is not an Account on which the Account Debtor is obligated to any Borrower under any instrument; (xiv) the transaction which gave rise to the Account complies in all respects with all applicable laws, rules and regulations of any Governmental Authority; and (xv) the Account meets such other reasonable specifications and requirements which may from time to time be established by Agent. Eligible Accounts shall not include that portion of an Account representing interest charges for past due balances or debit memos.

                 ELIGIBLE INVENTORY - Any and all raw material Inventory (including raw paper, raw laminating film and unused printing plates) of any Borrower located at such Borrower's places of business listed on Schedule "5.2" attached hereto and made a part hereof, which (i) is not subject to any Lien (other than Liens granted under this Agreement and Permitted Liens, if applicable); (ii) is not slow moving, obsolete or unmerchantable; (iii) meets all standards, if any, imposed by any Governmental Authority; and (iv) meets such other reasonable specifications and requirements which may from time to time be established by Agent. Eligible Inventory does not include work-in-process, used printing plates, finished goods, packaging materials, supplies and other similar items or any unused printing plates in excess of Two Hundred Fifty Thousand Dollars ($250,000.00).

                 ENVIRONMENTAL LAWS - Any and all Federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of pollutants, contaminants or toxic or hazardous substances on human health or the environment, as now or may at any time hereafter be in effect.

                 ERISA - The Employee Retirement Income Security Act of 1974, as the same may be amended, from time to time.

                 EVENT OF DEFAULT - Section 8.1.

                 EXISTING MORTGAGE INDEBTEDNESS - Borrowers' existing term loan Indebtedness to Agent that is secured by mortgages on the Hagerstown Facility.

                 EXPENSES - Section 10.6.

                 FACILITY FEE - The fee which Agent and Co-Agent are entitled to receive at Closing, less amounts previously paid thereon, for services in structuring, arranging and underwriting the Revolving Credit and Term Loans, as more fully set forth in the commitment letters dated December 13, 1995 among Old Phoenix, Alpha and Agent and Old Phoenix, Alpha and Co-Agent, respectively.

                 FACILITY LIMIT -  The sum of Forty Million Dollars
($40,000,000).

                 FED FUNDS RATE - The daily rate of interest announced from time to time by the Board of Governors of the Federal Reserve System in publication H.15, or any successor publication, as the "Federal Funds Rate".

                 FIXED CHARGE COVERAGE RATIO - For any period, the ratio of (i) the sum of (A) Consolidated EBITDA LESS (B) Unfinanced Capital Expenditures LESS
(C) income taxes paid by Borrowers in cash to (ii) the sum of (X) required principal payments on long-term Indebtedness of Borrowers for the next consecutive twelve (12) month period PLUS (Y) Consolidated Interest Expense.

                 FUNDED DEBT - For any Person, on any date, without duplication, the aggregate principal amount of Indebtedness (except for the item described in clause (vi) of the definition of Indebtedness) of such Person and its consolidated Subsidiaries as determined on a consolidated basis.

                 FUNDED DEBT TO OPERATING CASH FLOW RATIO - For any period, the ratio of (i) Borrowers' Funded Debt to (ii) Consolidated EBITDA.

                 FUNDED DEBT TO CONSOLIDATED CAPITALIZATION RATIO - For any period, the ratio of (i) Borrowers' Funded Debt to (ii) Consolidated Capitalization.

                 GAAP - Generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrowers furnished to Agent under Section 6.9 herein.

                 GOVERNMENT ACTS - Section 2.2(g).

                 GOVERNMENT AUTHORITY - Any government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration (to the extent having jurisdiction over on the Borrowers or any of their Subsidiaries, in each case whether foreign or domestic).

                 HAGERSTOWN FACILITY - Phoenix's real estate and improvement located at Hagerstown, Washington County, Maryland as more fully described in the Mortgage covering the Hagerstown Facility.

                 HAZARDOUS SUBSTANCE - Section 5.15.

                 INDEBTEDNESS - Of any Person at any date, without duplication,
(i) all indebtedness of such Person for borrowed money (including, with respect to Borrowers, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, and (vi) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

                 INITIAL REVOLVING CREDIT APPLICABLE MARGIN - Section 2.6(a).

                 INITIAL REVOLVING CREDIT MATURITY DATE - The three (3) year anniversary date of the date of this Agreement.

                 INITIAL TERM - Section 2.1(c).

                 INITIAL TERM LOAN APPLICABLE MARGIN - Section 2.7(a).

                 INTERCREDITOR AGREEMENT- That certain intercreditor agreement among Agent (on behalf of Lenders), Phoenixcor, Inc. and Borrowers dated on or prior to the Closing Date and substantially in the form of Exhibit "B" attached hereto and made a part hereof.

                 INTEREST COVERAGE RATIO - The ratio of (i) Consolidated EBIT to
(ii) Consolidated Interest Expense.

                 INVENTORY - All of the "inventory" (as that term is defined in Section 9109 of the UCC) whether now existing or hereafter acquired or created.

                 IRS - Section 6.7.

                 LENDER - Any of the Lenders listed on Schedule A attached hereto and made a part hereof, as such Schedule A may be changed from time to time.

                 LETTERS OF CREDIT - (a) Standby letters of credit, and (b) commercial letter or letters of credit, in each case issued to or to be issued by the Issuer for the account of Borrowers pursuant to Section 2.2 herein.

                 L/C COMMITMENT - The sum of Five Hundred Thousand Dollars ($500,000.00).

                 L/C FEES - Section 2.9(c).

                 LIABILITIES - All liabilities of every kind of each Borrower as would be shown on a consolidated financial statement of Borrowers prepared in accordance with GAAP.

                 LIBOR BASED RATE LOAN - That portion of any Loan on which interest accrues at the LIBOR Based Rate.

                 LIBOR INTEREST PERIOD - A period of one (1), two (2), three (3) or six (6) months duration during which the Term Loan LIBOR Based Rate or Revolving Credit LIBOR Based Rate, as the case may be, is applicable.

                 LIEN - Any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. The term "Lien" shall include without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property other than those which would not materially interfere with any Borrower's use of the Property and would not materially detract from the value of the Property. For the purposes of this Agreement, each Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                 LOANS - The unpaid balance of Advances under the Revolving Credit and the unpaid principal balance of the Term Loans.

                 LOAN DOCUMENTS - This Agreement, the Revolving Credit Notes, the Term Loan Notes, the Mortgages, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

                 LOCKBOX - Section 2.5(b).

                 LONDON BUSINESS DAY - Any Business Day on which banks in London, England are open for business.

                 MAJORITY LENDERS - At any time, Lenders holding Pro Rata Percentages aggregating at least seventy-five (75%) percent at such time.

                 MAXIMUM REVOLVING CREDIT AMOUNT - The sum of Eighteen Million Dollars ($18,000,000.00) as such amount may be permanently reduced from time to time pursuant to Section 2.1(d) herein.

                 MATERIAL ADVERSE EFFECT - (a) With respect to either Borrower, any material adverse effect (both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents) with respect to the business, assets, properties, financial condition, stockholders' equity, contingent liabilities, prospects, material agreements or results of operations of such Borrower, or (b) any fact or circumstance that, singly or in the aggregate with any other fact or circumstance, has a reasonable likelihood of resulting in or leading to (i) a material adverse effect described in clause
(a), (ii) the inability of such Borrower to perform in any material respect its obligations hereunder or under any other Loan Document or the inability of Lenders, or Agent on their behalf, to enforce in any material respect the rights purported to be granted hereunder or under any other Loan Document, or (iii) a material adverse effect on the ability of such Borrower to effect (including hindering or unduly delaying) the transactions contemplated by this Agreement and the other Loan Documents on the terms contemplated hereby and thereby.

                 MERGED ENTITIES - Old Phoenix, NEBH and NEBC.

                 MERGER - Collectively, the merger of Old Phoenix, NEBH and NEBC into Phoenix pursuant to, and in accordance with the terms of, the Merger Agreement.

                 MERGER AGREEMENT - Collectively, the Plan of Merger, dated as of the Closing Date, between Old Phoenix and Phoenix, the short form merger dated as of the Closing Date between NEBC and NEBH and the short form merger dated as of the Closing Date between NEBH and Phoenix.

                 MOODY'S - Section 7.7.

                 MORTGAGES - Those certain Mortgage and Security Agreements dated this date and executed by Phoenix or Alpha, as the case may be, in favor of Agent, on behalf of Lenders.

                 NEBC - New England Book Components, Inc., a Massachusetts corporation.

                 NEBH - New England Book Holding Corporation, a Delaware corporation.

                 NET FREE CASH FLOW - For any period, the sum of (a) Consolidated Net Income PLUS Consolidated Depreciation Expenses PLUS Consolidated Amortization Expenses MINUS (b) the sum of (i) current maturities of long-term Indebtedness for such period PLUS (ii) the current portion of Capitalized Lease Obligations for such period PLUS (iii) Unfinanced Capital Expenditures and (c) either (i) MINUS the amount of any increase in Working Capital during such period from the immediately preceding corresponding period or (ii) PLUS the amount of any decrease in Working Capital during such period from the immediately preceding corresponding period.

                 NET PROCEEDS - In the case of (i) any Asset Sale, Cash Proceeds, net of direct expenses of sale and also net of the payment of Indebtedness secured by valid and enforceable Liens on the assets sold, provided however that any direct expenses constituting taxes imposed on such Asset Sale (excluding income taxes) shall only be included to the extent that such taxes are payable in cash within eighteen (18) months of the closing date of the Asset Sale and (ii) any Offering, the Cash Proceeds net of BONA FIDE reasonable and customary direct costs of sale (including legal and other professional fees and underwriting fees).

                 NOTES - Collectively, the Revolving Credit Notes and the Term Loan Notes.

                 OBLIGATIONS - All existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrowers, or any of them, to Lenders or to Agent, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due, and whether principal, interest, fees or Expenses, including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit, whether related to cash Advances or Letters of Credit (whether drawn or undrawn), and Term Loans and any extensions, modifications, substitutions, increases and renewals thereof; the payment of all amounts advanced by Agent or Lenders to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Agent or Lenders.

                 OFFERING - The sale or issuance by any Borrower of any of its Capital Stock or any debt instrument in any public or private transaction, or the receipt of capital contributions in the form of cash to any Borrower.

                 OLD PHOENIX - Phoenix Color Corp., a New York corporation.

                 OVERADVANCE - Section 2.1(a)(i).

                 PARTICIPANTS - Section 9.16.

                 PARTICIPATION - Section 9.16.

                 PBGC - Section 6.7.

                 PERMITTED BONUS - For any fiscal year, twenty -seven percent (27%) of the sum of (a) Consolidated Net Income PLUS (b) Consolidated Tax Expense.

                 PERMITTED LIENS - Section 7.3.

                 PERSON - An individual, partnership, corporation, trust, limited liability company, unincorporated association or organization, joint venture or any other entity.

                 PHOENIX - Phoenix Color Corp., formerly known as Phoenix Merger Corp., a Delaware corporation (survivor of the Merger among Old Phoenix, NEBH and NEBC).

                 PRIME RATE - That rate publicly designated by Agent at its principal office from time to time as its prime rate of interest, which is not necessarily the lowest or best rate of interest charged by Agent.

                 PRO FORMA BALANCE SHEET - Consolidated pro forma balance sheet of Borrowers dated as of the Closing Date.

                 PRO RATA PERCENTAGE - The percentage set forth opposite each Lender's name on Schedule A.

                 PROJECTIONS - Borrowers' consolidated financial projection of earnings statements for the remainder of the current fiscal year and for the following five (5) years, a copy of which is attached hereto as Exhibit "C" and made a part hereof.

                 PROPERTY - Any interest of any Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible including, without limitation, Real Property.

                 QUARTERLY COMPLIANCE CERTIFICATE - Section 6.10.

                 REAL PROPERTY - All right, title and interest of any Borrower or any of its Subsidiaries (including any leasehold estate) in and to any parcel of real property owned or operated by any Borrower or any of its Subsidiaries, (including, without limitation, the Hagerstown Facility), together with, in each case, all improvements, and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease or operation thereof.

                 REGULATION D - Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

                 REIMBURSEMENT OBLIGATIONS - Section 2.2(d).

                 RESERVE - For any day, that reserve (expressed as a decimal) which is in effect (whether or not actually incurred) with respect to a Lender (or any Bank Affiliate of such Lender) on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender (or any Bank Affiliate of such Lender) is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender (or any bank affiliate of such Lender) is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency liabilities as defined in Regulation D.

                 RESERVE PERCENTAGE - For a Lender (or any Bank Affiliate of such Lender) on any day, that percentage (expressed as a decimal) which is in effect on such day, prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender (or any Bank Affiliate of such Lender) is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender (or any Bank Affiliate of such Lender is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (i) deposits of United States Dollars or (ii) Eurocurrency liabilities as defined in Regulation D, in each case used to fund a LIBOR Based Rate Loan subject to an Adjusted LIBOR Rate. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective day of any change in the Reserve Percentage.

                 REVOLVING CREDIT - Section 2.1(a).

                 REVOLVING CREDIT BASE RATE - The Base Rate PLUS, as applicable, the Initial Revolving Credit Applicable Margin or Adjusted Revolving Credit Applicable Margin.

                 REVOLVING CREDIT LIBOR APPLICABLE MARGIN - Section 2.6(d)(ii).

                 REVOLVING CREDIT LIBOR BASED RATE - Section 2.6(d)(ii). REVOLVING CREDIT NOTES - Section 2.1(b).

                 REVOLVING CREDIT PRO RATA SHARE - Section 2.1(a)(ii).

                 STOCK PLEDGE AGREEMENT - Collectively, those certain stock pledge agreements executed by each of the holders of Capital Stock of each Borrower, each substantially in the form of Exhibit "D" attached hereto and made a part hereof.

                 STOCK PURCHASE AGREEMENT - The Stock Purchase Agreement, dated as of December 27, 1995, among Old Phoenix and Edmund J. Corvelli, Jr., James F. Middleton, Edward A. Moneghan, Chemical Venture Capital Associates and Edward J. Corvelli, Jr., James F. Middleton, and Edward A. Moneghan, as voting trustees of the New England Book Corporation Voting Trust.

                 SUBSIDIARY - With respect to any Person at any time, (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (iii) any partnership, joint venture or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

                 SURETIES - Collectively, those persons listed on Schedule B attached hereto and made a part hereof.

                 SURETY AGREEMENTS - Collectively, those certain surety agreements executed by each Surety in favor of Agent, each substantially in the form of Exhibit "E" attached hereto and made a part hereof.

                 TERM LOAN A - Section 2.3.

                 TERM LOAN A MATURITY DATE - The four (4) year anniversary date of the date of this Agreement.

                 TERM LOAN A NOTES - Section 2.3(b).

                 TERM LOAN A PRO RATA SHARE - Section 2.3(a)(ii).

                 TERM LOAN B - Section 2.4.

                 TERM LOAN B MATURITY DATE - The five (5) year anniversary date of the date of this Agreement.

                 TERM LOAN B NOTES - Section 2.4(b).

                 TERM LOAN B PRO RATA SHARE - Section 2.4(a)(ii).

                 TERM LOAN BASE RATE - The Base Rate PLUS, as applicable, the Initial Term Loan Applicable Margin or Adjusted Term Loan Applicable Margin.

                 TERM LOAN LIBOR APPLICABLE MARGIN - Section 2.7(d)(ii).

                 TERM LOAN LIBOR BASED RATE - Section 2.7(d)(ii).

                 TERM LOAN NOTES - Collectively, the Term Loan A Notes and Term Loan B Notes.

                 TERM LOANS - Collectively, Term Loan A and Term Loan B.

                 UCC - The Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania at 13 Pa.C.S.A. Section 1101 ET SEQ.

                 UNFINANCED CAPITAL EXPENDITURES - Consolidated Capital Expenditures that are not financed through interest bearing debt from a Person, within sixty (60) days of the acquisition of the asset.

                 UNUSED FEE - Section 2.9(a).

                 WORKING CAPITAL - At any date, Consolidated Current Assets MINUS Consolidated Current Liabilities.

          1.2 ACCOUNTING PRINCIPLES: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement.


                                SECTION 2.  THE LOANS

          2.1    REVOLVING CREDIT - DESCRIPTION:

          (a) (i) Subject to the terms and conditions of this Agreement, each Lender hereby establishes for the benefit of Borrowers a revolving credit facility (collectively, the "Revolving Credit") which shall include cash Advances extended by Lenders to or for the benefit of Borrowers as well as Letters of Credit issued for the account of Borrowers from time to time hereunder. The aggregate principal amount of unpaid cash Advances, unreimbursed draws on Letters of Credit plus outstanding and undrawn Letter(s) of Credit shall not at any time exceed the lesser of (A) the Maximum Revolving Credit Amount or (B) the Borrowing Base minus such reserves as Agent may from time to time reasonably establish, in such amounts and with respect to such matters as Agent may deem appropriate in its discretion. Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrowers, to be increased by future Advances which may be made by Lenders, to or for the benefit of Borrowers, and, subject to the provisions of Section 8 below, shall be due and payable on the Current Revolving Credit Maturity Date. If the aggregate principal amount of unpaid cash Advances, unreimbursed draws on Letters of

Credit plus outstanding and undrawn Letter(s) of Credit at any time exceed the lesser of the Maximum Revolving Credit Amount or the Borrowing Base minus such reserves established by Agent (such excess referred to as "Overadvance"), Borrowers shall immediately repay the Overadvance in full.

                    (ii) Each Lender agrees severally to make cash Advances to Borrowers, as a part of the Revolving Credit, subject to the terms of this Agreement, up to the lesser of such Lender's Pro Rata Percentage of the Revolving Credit or the amount ("Revolving Credit Pro Rata Shares") opposite its name on Schedule A.

          (b) At Closing, Borrowers shall execute and deliver a promissory note to each Lender for the total principal amount of such Lender's Revolving Credit Pro Rata Share. As additional Lenders become parties to this Agreement in accordance with the provisions of Section 9.16 herein, Borrowers shall execute and deliver to each such additional Lender a promissory note in the original principal amount of such Lender's Revolving Credit Pro Rata Share, and shall issue to the applicable selling Lender a replacement promissory note (in the form of the promissory note replaced, which replaced notes shall be returned to Borrowers) to reflect the reduced Revolving Credit Pro Rata Share of such Lender (collectively the "Revolving Credit Notes"). The Revolving Credit Notes shall evidence each Borrower's unconditional joint and several obligation to repay such Lender for all Advances made under the Revolving Credit, with interest as herein and therein provided. Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Notes, which are deemed incorporated herein by reference and made part hereof. The obligations of Borrowers under the Revolving Credit and this Agreement shall at all times be joint and several. All Revolving Credit Notes shall be substantially in the form set forth in Exhibit "G" attached hereto and made a part hereof.

          (c) The term ("Initial Term") of the Revolving Credit shall expire on the Initial Revolving Credit Maturity Date. On such date, unless having been sooner accelerated by Agent pursuant to the terms hereof, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date no further Advances shall be available from Lenders. The term of the Revolving Credit may nonetheless be extended for one (1) year if Agent receives a written request from Borrowers to extend the Initial Term at any time after submission of the annual audited financial statements required under Section 6.9(a)(ii) for fiscal year end 1996 but not less than 90 days prior to the Initial Revolving Credit Maturity Date and, within forty-five (45) days after receipt of such request, all Lenders agree, in writing, to such extension. The term of the Revolving Credit may be further extended for one (1) additional one (1) year period if Agent receives a written request from Borrowers at any time after submission of the annual audited financial statements required under Section 6.9(a)(ii) for fiscal year end 1997 but not less than 90 days prior to the Current Revolving Credit Maturity Date, and within forty-five (45) days after receipt of such request, all Lenders agree, in writing, to such extension. If all Lenders do not timely agree to extend the Initial Term or then Current Term of the Revolving Credit (which potential extension each Lender may consider and evaluate in its respective sole judgment and is under no obligation to approve), the Revolving Credit shall terminate on the last day of the Initial Term or then Current Term, as the case may be, and all sums owing under the Revolving Credit shall thereupon become immediately due and payable and no further Advances shall be available from Lenders. No extensions provided above shall be operative if a Default or Event of Default is outstanding as of the date any such request for an extension or any such extension is granted unless such Default or Event of Default is expressly waived in writing by all Lenders. Nothing contained in this paragraph creates any duty or obligation of any kind upon any Lender to consider or grant any extension of the Initial Term or then Current Term.

          (d) Borrowers shall have the right at any time and from time to time, upon ten (10) Business Days prior written notice to Agent to permanently reduce, without premium or penalty (but subject to Section 2.12 of this Agreement), the Maximum Revolving Credit Amount in the minimum amount of Three Million Dollars ($3,000,000.00) and integral multiples of One Million Dollars ($1,000,000.00) in excess thereof. Upon the effectiveness of such notice, each Lender's Revolving Credit Pro Rata Share shall be reduced in accordance with each Lender's Pro Rata Percentage of the amount specified in the notice. Agent shall promptly notify Lenders of its receipt of such notice. Any notice to reduce the Maximum Revolving Credit Amount pursuant to this Section 2.1(d) shall be permanent and may not be revoked. In the event of any such reduction, outstanding Advances in an amount in excess of the Maximum Revolving Credit Amount, as so reduced, shall be paid on the effective date accrued on the amount so paid (subject to Section 2.12 of this Agreement) to the date of reduction.

          2.2    LETTERS OF CREDIT:

          (a) As a part of the Revolving Credit and subject to its terms and conditions (including, without limitation, the Borrowing Base) Issuer shall, on behalf of and for the benefit of all Lenders, make available to Borrowers Letters of Credit which shall not exceed, in the aggregate at any one time outstanding the L/C Commitment. Notwithstanding the foregoing, all Letters of Credit shall be in form and substance reasonably satisfactory to Issuer. No Letter of Credit shall be issued with an expiry date later than (i) three hundred sixty five (365) days from the date of issuance or (ii) the last day of the then Current Term. Borrowers shall execute and deliver to Issuer all letter of credit agreements and other documents required by Issuer for such purposes, all such documents to be in form and substance reasonably satisfactory to Issuer.

          (b) Immediately upon the issuance of any Letter of Credit, Issuer is deemed to have granted to each other Lender, and each other Lender is hereby deemed to have acquired, an undivided participating interest (without recourse or warranty), in accordance with each such other Lender's respective Pro Rata Percentage, in all of Issuer's rights and liabilities with respect to such Letter of Credit. Each Lender shall be directly and unconditionally obligated to Issuer, according to its Pro Rata Percentage, to reimburse Issuer for any draws not reimbursed by Borrowers in accordance with the terms hereof, made at any time without regard to the occurrence of a Default or Event of Default (including, without limitation, any draw made following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to any Borrower) under any Letter of Credit outstanding under the Revolving Credit.

          (c) Each Letter of Credit issued from time to time under the Revolving Credit which remains undrawn (and the amounts of draws on Letters of Credit prior to payment as hereinafter set f borrowed by Borrowers under the Revolving Credit.

          (d) In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall promptly notify Borrowers and Borrowers shall immediately reimburse Issuer on the day when such drawing is honored, by either a cash payment by Borrowers, or, so long as no Event of Default has occurred and is continuing, in the absence of such payment by Borrowers, and at Agent's option, by Lenders automatically making, or having been deemed to have made, (without further request or approval of Borrowers) a cash Advance under the Revolving Credit on such date to reimburse Issuer. All cash Advances which constitute a reimbursement for a draw under a Letter of Credit shall be shared by Lenders in accordance with their Pro Rata Percentages and shall be subject to the provisions of this Agreement including, without limitation, Section 2.5(c). If, for any reason, proceeds of cash Advances are not received by Issuer from any Lender on the date a drawing under a Letter of Credit is honored in an amount equal to the amount of such drawing, Borrowers shall reimburse Issuer, in same day funds, on the Business Day immediately following the date of such drawing, in an amount equal to the excess of the amount of such drawing over the amount of such proceeds, if any, that are so received, plus accrued interest on such amount at the then applicable interest rate for Base Rate Loans under the Revolving Credit. Borrowers' reimbursement obligation for draws under Letters of Credit along with the obligation to pay L/C Fees shall herein be referred to collectively as Borrowers' "Reimbursement Obligations". All of Borrowers' Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to, and shall be joint and several with respect to, Letters of Credit issued hereunder on behalf of Borrowers.

          (e) (i) In the event that Borrowers shall fail to reimburse Issuer as provided in Section 2.2(d) in an amount equal to the amount of the drawing honored by Issuer under a Letter of Credit, Issuer shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's participation therein based on such Lender's Pro Rata Percentage. Each Lender shall make available to Issuer an amount equal to its respective participation in same day funds, at the office of Issuer specified in such notice, not later than 1:00 p.m. (Philadelphia time) on the Business Day after the date notified by Issuer. In the event that any Lender fails to make available to such Issuer the amount of such Lender's participation based on such Lender's Pro Rata Percentage in such Letter of Credit, as provided in this Section 2.2(e), Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the Fed Funds Rate for three (3) Business Days and thereafter at the then applicable interest rate for Base Rate Loans under the Revolving Credit. Issuer shall distribute to each other Lender which has paid all amounts payable by it under this Section 2.2(e) with respect to any Letter of Credit, such other Lender's share, based on such Lender's Pro Rata Percentage, of all payments received by Issuer from Borrowers in reimbursement of drawings honored by Issuer under such Letter of Credit, when such payments are received. Nothing in this Section 2.2(e) shall be deemed to relieve any Lender from its obligation to pay all amounts payable by it under this Section 2.2(e) with respect to any Letter of Credit issued by Issuer or to prejudice any rights that Issuer may have against a Lender as a result of any default by such Lender hereunder and no Lender shall be responsible for the failure of any other Lender to pay its respective participation, based on its Pro Rata Percentage, payable under this Section 2.2(e).

                    (ii) In connection with the failure of any Lender to make available to Issuer the amount of such Lender's participation in any Letter of Credit, such Lender hereby agrees to protect, indemnify, pay and save Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including, without limitation, reasonable attorneys' fees, allocated costs of internal counsel and the costs (including judgments) in connection with any related litigation) which Issuer may incur or be subject to as a consequence, direct or indirect, of the failure of such Lender to make available its participation in such Letter of Credit. Notwithstanding anything to the contrary contained in this Section 2.2(e), no Lender failing to provide its participation in any Letter of Credit shall have any obligation to indemnify Issuer in respect of any liability incurred by Issuer arising solely out of the gross negligence or willful misconduct of Issuer.

                         (f)  The obligation of Borrowers to reimburse Issuer
for drawings made (or Lenders for cash Advances made to cover drawings made) under the Letters of Credit and the obligations of Lenders to Issuer under
Section 2.2(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

                    (i) any lack of validity or enforceability of any Letter of Credit;

                    (ii) the existence of any claim, setoff, defense or other right that Borrowers or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or transferee may be acting), Issuer, Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

                    (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless Issuer shall have acted with willful misconduct or gross negligence in issuing such payment;

                    (v) any other circumstance or happening whatsoever that is similar to any of the foregoing; or

                    (vi) the fact that a Default or Event of Default shall have occurred and be continuing.

                         (g)  If by reason of (i) any change after the Closing
Date in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or
(ii) compliance by the Issuer or any Lender with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

                    (A) Issuer or any Lender shall be subject to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of Issuer or any Lender or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by Issuer or any Lender;

                    (B) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by the Issuer or participation therein purchased by any Lender; or

                    (C) there shall be imposed on Issuer or any Lender any other condition regarding this Section 2.2, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to Issuer or any Lender of issuing, creating, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by Issuer or any Lender, then and in any such case Issuer or such Lender shall, after the additional cost is incurred or the amount received is reduced, notify Borrowers and Borrowers shall pay on demand such amounts as may be necessary to compensate Issuer or such Lender for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the applicable interest rate for Base Rate Loans under the Revolving Credit. A certificate signed by an officer of Issuer or such Lender as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to Borrowers and the Agent by Issuer or any Lender, as the case may be, shall, except for manifest error, and absent written notice from Borrowers to Agent within ten (10) days from submission, be final, conclusive and binding for all purposes.

                 (h) (i) In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, Borrowers hereby agree to protect, indemnify, pay and save Issuer, Agent and Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of the Letters of Credit or (B) the failure of Issuer to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future DE JURE or DE FACTO government or Governmental Authority (all such acts or omissions herein called "Government Acts").

                 (ii) As between Borrowers and Issuer, Agent and Lenders, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuer by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason;
(C) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (D) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by Issuer's gross negligence or willful misconduct; (E) for errors in interpretation of technical terms;
(F) for any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, unless caused by Issuer's gross negligence or willful misconduct; (G) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (H) for any consequences arising from causes beyond the control of Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of Issuer's rights or powers hereunder.

                 (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by Issuer in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of Issuer to Borrowers.

                 (iv) The term "Lender" shall, unless the context otherwise indicates, include the Issuer in its individual capacity as a Lender.

          2.3    TERM LOAN A - DESCRIPTION:

                 (a) (i) Lenders hereby advance to Borrowers, subject to the terms and conditions of this Agreement, the sum of Sixteen Million Dollars ($16,000,000.00) ("Term Loan A").

                         (ii) Each Lender severally agrees to make an advance to
Borrowers as part of Term Loan A, subject to the terms of this Agreement, in the amount ("Term Loan A Pro Rata Share") set forth opposite its name on Schedule A.

                 (b) At Closing, Borrowers shall execute and deliver a promissory note to each Lender in the principal amount of such Lender's Term Loan A Pro Rata Share. As additional Lenders become parties to this Agreement in accordance with the provisions of Section 9.16 herein, Borrowers shall execute and deliver to each such additional Lender a promissory note in the principal amount of such Lender's Term Loan A Pro Rata Share and shall issue to the applicable selling Lender a replacement promissory note (in the form of the promissory note replaced, which replaced notes shall be returned to Borrowers) to reflect the reduced Term Loan A Pro Rata Share of such Lender (collectively the "Term Loan A Notes"). The Term Loan A Notes shall evidence each Borrower's unconditional joint and several obligation to repay such Lender such Lender's Term Loan A Pro Rata Share of Term Loan A with interest as herein and therein provided. The obligations of Borrowers under Term Loan A and this Agreement shall at all times be joint and several. All Term Loan A Notes shall be substantially in the form set forth in Exhibit "H" attached hereto.

                 (c) The principal balance of Term Loan A shall be paid in fifteen (15) consecutive quarterly installments commencing April 30, 1996 and continuing on the last day of each calendar quarter thereafter. The first such installment shall be in the amount of Four Hundred Thousand Dollars ($400,000.00). Equal installments of One Million Two Hundred Thousand Dollars ($1,200,000.00) each shall be payable on July 31, 1996, October 31, 1996 and January 31, 1997. Commencing on April 30, 1997, the balance of Term Loan A shall be payable in eleven (11) consecutive quarterly installments of One Million Dollars ($1,000,000.00) each along with a final installment (which final installment shall be the sixteenth ((16th)) installment paid) of all unpaid principal and any accrued and unpaid interest under Term Loan A shall be payable on the Term Loan A Maturity Date.

          2.4    TERM LOAN B - DESCRIPTION:

                 (a) (i) Lenders hereby advance to Borrowers, subject to the terms and conditions of this Agreement, the sum of Six Million Dollars ($6,000,000.00) ("Term Loan B").

                         (ii) Each Lender severally agrees to make an advance to
Borrowers as part of Term Loan B, subject to the terms of this Agreement, in the amount ("Term Loan B Pro Rata Share") set forth opposite its name on Schedule A.

                 (b) At Closing, Borrowers shall execute and deliver a promissory note to each Lender in the principal amount of such Lender's Term Loan B Pro Rata Share. As additional Lenders become parties to this Agreement, in accordance with the provisions of Section 9.16 herein, Borrowers shall execute and deliver to each such additional Lender a promissory note in the principal amount of such Lender's Term Loan B Pro Rata Share and shall issue to the applicable selling Lender a replacement promissory note (in the form of the promissory note replaced, which replaced notes shall be returned to Borrowers) to reflect the reduced Term Loan B Pro Rata Share of such Lender (collectively the "Term Loan B Notes"). The Term Loan B Notes shall evidence each Borrower's unconditional joint and several obligation to repay such Lender such Lender's Term Loan B Pro Rata Share of Term Loan B with interest as herein and therein provided. The obligations of Borrowers under Term Loan B and this Agreement shall at all times be joint and several. All Term Loan B Notes shall be substantially in the form set forth in Exhibit "I" attached hereto.

                 (c) The principal balance of Term Loan B shall be paid in fifty nine (59) consecutive monthly installments of Fifty Thousand Dollars ($50,000.00) each commencing on February 29, 1996 and continuing on the last day of each calendar month thereafter along with a final installment (which final installment shall be the sixtieth ((60th)) installment paid) of all unpaid principal and any accrued and unpaid interest under Term Loan B shall be payable on the Term Loan B Maturity Date.

          2.5    ADVANCES, CONVERSIONS, RENEWALS AND PAYMENTS:

                 (a) Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Revolving Credit, Term Loan A, Term Loan B, the Expenses, the Administration Fee, the Unused Fee, the L/C Fees, and all other charges and any other Obligations of Borrowers hereunder, shall be made to Agent at its main Philadelphia banking office, Broad and Chestnut Streets, Philadelphia, Pennsylvania, in United States dollars, in immediately available funds. Agent and each Lender, on behalf of all Lenders, shall have the unconditional right and discretion to charge any Borrower's operating account with any such respective institution for all of Borrowers' Obligations as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of Expenses. Alternatively, Agent may in its discretion (and Borrowers hereby authorize Agent to) direct the Lenders to make a cash Advance under the Revolving Credit (subject to the terms and provisions of this Agreement) in a sum sufficient to pay all interest accrued and payable on the Obligations during the immediately preceding month and to pay all costs, fees and Expenses owing hereunder.

                 (b) Borrowers shall maintain a lockbox account(s) ("Lockbox") with Agent (on terms and conditions satisfactory to Agent) and a depository account(s) ("Cash Collateral Account") with Agent subject to the provisions of this subparagraph. Borrowers have agreed with Agent that all collections of Accounts will be paid directly from Account Debtors into the Lockbox. Borrowers shall then cause (and Agent is also hereby irrevocably authorized to cause) the transfer of such collections from the Lockbox to the Cash Collateral Account. Deposits into the Cash Collateral Account shall be applied by Agent daily, subject to Agent's standard clearing procedures and clearing periods for deposited funds, to reduce the outstanding indebtedness under the Revolving Crems of this Agreement. All collections of Accounts and proceeds of other Collateral to the extent received by any Borrower shall be held in trust for the benefit of Lenders and remitted, IN SPECIE, to Agent for deposit in the Cash Collateral Account immediately upon receipt by any Borrower. Funds constituting mandatory prepayments as set forth in Section 2.10(c) shall be applied in the manner set forth in Section 2.10(d). Borrowers shall have no right of access to or withdrawal from the Lockbox or the Cash Collateral Account; provided that if there are no outstanding Advances and no Event of Default has occurred and is continuing, then all collections of Accounts shall be, subject to Agent's standard clearing procedures and clearing periods for deposited funds, transferred to Phoenix's operating accounts with Agent.

                 (c) (i) Advances which may be made by Lenders from time to time under the Revolving Credit shall be made available by crediting such proceeds to Phoenix's operating account with Agent.

                         (ii) All Advances, other than Letters of Credit,
requested by Borrowers under the Revolving Credit must be in the minimum amount of (A) One Hundred Thousand Dollars ($100,000.00) and integral multiples of Fifty Thousand Dollars ($50,000.00) in excess thereof for Base Rate Loans and
(B) Five Hundred Thousand Dollars ($500,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess thereof for LIBOR Based Rate Loans and must be requested:

                              (1) by 11:00 A.M., Philadelphia time, on the date
such Advance is to be made if a Base Rate Loan, and

                              (2) by 11:00 A.M. Philadelphia time at least two
(2) Business Days in advance if a LIBOR Based Rate Loan.

                         (iii) All requests for an Advance are to be in writing
via a borrowing base certificate in the form of Exhibit "J" attached hereto and made a part hereof which form is to be executed by an Authorized Officer of Phoenix. Such request may be sent by telecopy or facsimile transmission provided that Agent shall have the right to require that receipt of such request not be effective unless confirmed via telephone with Agent.

                         (iv) A.  Upon receiving a request for an Advance in
accordance with subparagraph (ii) above, by twelve o'clock (12:00) noon, Philadelphia time or as soon as is reasonably practicable thereafter, Agent shall notify all Lenders of the request. Each Lender shall advance its applicable Pro Rata Percentage of the requested Advance to Agent by remitting federal funds, immediately available, to Agent pursuant to Agent's instructions prior to two o'clock (2:00) p.m. Philadelphia time or as soon as is reasonably practicable thereafter on the date of the Advance. Subject to the satisfaction of the terms and conditions hereof, and receipt by the Agent of all required funds from the other Lenders, Agent shall make the requested Advance available to the Borrowers by crediting such amount to Phoenix's operating account with Agent as soon as is reasonably practicable thereafter on the day the requested Advance is to be made. In lieu of the foregoing, Agent may, in its discretion (and without any obligation to do so or continue to do so), fund the Revolving Credit Pro Rata Share of an Advance (including any cash Advance to reimburse Issuer for unreimbursed draws under a Letter of Credit) on behalf of any one or more Lenders (unconditionally and absolutelsettlement of the Revolving Credit Pro Rata Shares of Lenders on the following Business Day or under such other settlement procedures as Agent and Co-Agent may mutually agree upon from time to time.

                              B.  Neither Agent nor any other Lender shall be
obligated, for any reason whatsoever, to advance the share of any other Lender. If such corresponding amount is not made available to Agent by such Lender on the date the Advance is made and Agent elects (at its discretion, without any obligation to do so) to make such Lender's share of the Advance (including any cash Advance to reimburse Issuer for unreimbursed draws under a Letter of Credit), Agent shall be entitled to recover such amount on demand from such Lender, or from the Borrowers, together with interest at a per annum rate equal to the Fed Funds Rate in respect of each day during the period commencing on the date such amount was made available to the Borrowers (or on that date Agent required such funds to be advanced pursuant to the settlement procedures established by Agent and Co-Agent) and ending on (but excluding) the date Agent recovers such amount. To the extent not reimbursed by such Lender, Borrowers shall immediately repay on demand such amount. Agent shall also be entitled to recover any and all losses and damages (including without limitation, attorneys' fees) from any Lender failing to so advance upon demand of Agent. Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations which Agent would otherwise make available to such Lender. To the extent any Lender fails to provide or delays providing its respective Pro Rata Percentage of any requested Advance, such Lender's Pro Rata Percentage of all payments of the Obligations (but not its Revolving Credit Pro Rata Share of Advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Advances bears to the total outstanding Advances of all Lenders.

          2.6    REVOLVING CREDIT INTEREST:

                 (a) Subject to Sections 2.6(b) and (d) below, the unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof, at the per annum rate equal to the Base Rate plus one-half of one percent (0.5%) ("Initial Revolving Credit Applicable Margin").

                 (b) So long as Borrowers on a consolidated basis satisfy the financial test set forth below, tested quarterly on a rolling four (4) quarter basis beginning with the fiscal quarter ending March 31, 1997, the interest rate applicable to the unpaid principal balance of cash Advances under the Revolving Credit may be adjusted quarterly and interest shall accrue (subject to Borrowers' right to elect a LIBOR Based Rate Loan pursuant to Section 2.6(d)) at the per annum rate equal to the Base Rate plus the Adjusted Revolving Credit Applicable Margin. In no event, however, may a downward adjustment occur if a Default or Event of Default has occurred and is continuing. Any such adjustment shall be effective on the later of (i) five (5) days after, or (ii) the first day of the calendar month after, Agent's receipt of the Quarterly Compliance Certificate demonstrating the financial test is satisfied. The Adjusted Revolving Credit Applicable Margin shall be determined in accordance with the chart set forth below:

          Funded Debt to Operating                     Adjusted Revolving Credit
              Cash Flow Ratio                              Applicable Margin
          ------------------------                     -------------------------

          1.  Greater than 3.00 to 1.0                      0.5%

          2.  Greater than 2.50 to 1.0 but less             0.25%

                 than or equal to 3.00 to 1.0

          3.  Less than or equal to                         0%
                 2.50 to 1.0

                 (c) Changes in the interest rate applicable to Base Rate Loans under the Revolving Credit shall become effective on the same day as Agent announces a change in its Prime Rate. Interest on the Revolving Credit shall be payable monthly, in arrears, on the first day of each calendar month, beginning on the first day of the first full calendar month after the Closing Date.

                 (d)  LIBOR RATE OPTION:

                         (i)  So long as Borrowers on a consolidated basis
satisfy the financial test set forth below (provided however, no downward adjustment may occur if a Default or Event of Default has occurred and is continuing), tested quarterly on a rolling four (4) quarter basis beginning with the fiscal quarter ending March 31, 1997 and subject to the provisions of
Section 2.5(c) and this Section 2.6(d), Borrowers may choose to have all or a portion of the Revolving Credit accrue interest (commencing, or in the case of subsequent quarters, changing, on the later of (i) five (5) days, or (ii) the first day of the calendar month after, Agent's receipt of the Quarterly Compliance Certificate demonstrating the financial test is satisfied) at the Revolving Credit LIBOR Based Rate.

                         (ii)  Interest on the outstanding LIBOR Based Rate
Loans applicable to the Revolving Credit shall accrue at the per annum rate ("Revolving Credit LIBOR Based Rate") equal to the Adjusted LIBOR Rate as determined by Agent at the time of such request plus the Revolving Credit LIBOR Applicable Margin. The Revolving Credit LIBOR Applicable Margin shall be determined in accordance with the chart set forth below:

          Funded Debt to Operating                    Revolving Credit LIBOR
              Cash Flow Ratio                           Applicable Margin
          ------------------------                    ----------------------
          1.  Greater than 3.0 to 1.0                  3.00%

          2.  Greater than 2.5 to 1.0 but less         2.75%
              than or equal to 3.0 to 1.0

          3.  Greater than 2.0 to 1.0 but less         2.25%
              than or equal to 2.5 to 1.0

          4.  Less than or equal to 2.0 to 1.0         1.75%

                         (iii)  Borrowers shall select a LIBOR Interest Period
during which the Revolving Credit LIBOR Based Rate is applicable; provided, however, that if the LIBOR Interest Period would otherwise end on a day which shall not be a London Business Day, such LIBOR Interest Period shall be extended to the next preceding or succeeding London Business Day as is the Agent's custom in the market in which such LIBOR Based Rate Loan relates. Interest shall accrue from and including the first day of each LIBOR Interest Period to, but excluding the day on which any LIBOR Interest Period expires. For any LIBOR Interest Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period), the LIBOR Interest Period shall end on the last London Business Day of a calendar month. All accrued and unpaid interest on a LIBOR Based Rate Loan must be repaid in full on the last day of the applicable LIBOR Interest Period. Interest shall also be due and payable for a LIBOR Interest Period in excess of three (3) months, on the day of such LIBOR Interest Period that would have been the last day of such LIBOR Interest Period if such LIBOR Interest Period were a three (3) month period. No LIBOR Interest Period with respect to the Revolving Credit may end after the Current Revolving Credit Maturity Date. Subject to all of the terms and conditions applicable to a request to convert all or a portion of the Revolving Credit to a LIBOR Based Rate Loan, Borrowers may convert such LIBOR Based Rate Loan as of the last day of the LIBOR Interest Period to a new LIBOR Based Rate Loan provided all interest accrued under the expiring LIBOR Interest Period has been paid. If the Borrowers fail to notify the Agent of the LIBOR Interest Period for such a subsequent LIBOR Based Rate Loan at least two (2) Business Days prior to the last day of the then current LIBOR Interest Period of such an outstanding LIBOR Based Rate Loan, then such outstanding LIBOR Based Rate Loan shall become a Base Rate Loan at the end of the current LIBOR Interest Period and shall accrue interest at the applicable Revolving Credit Base Rate in accordance with Sections 2.6(a) and (b) above.

                         (iv)  The Adjusted LIBOR Rate may be automatically
adjusted by Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to Section 2.13 below, that increase the cost to Lenders of funding the LIBOR Based Rate Loan. Agent shall promptly give the Borrowers and each Lender notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment.

                         (v)  If Borrowers shall have requested the rate based
on the Adjusted LIBOR Rate in accordance with Section 2.6(d) and Agent shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Based Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested LIBOR Based Rate Loan specified by the Borrowers during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, Agent shall promptly give notice of such determinatAdjusted LIBOR Rate is not available. A determination by Agent hereunder shall be prima facie evidence of the correctness of the fact and
amount of such additional costs or unavailability.   Upon such a determination,
(i) the obligation to convert to, or maintain a LIBOR Based Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until Agent shall have notified the Borrowers that such conditions shall have ceased to exist, and (ii) the applicable Revolving Credit portion subject to the requested conversion shall continue to accrue interest at the applicable Revolving Credit Base Rate in accordance with Sections 2.6(a) and 2.6(b) above.

                         (vi)  If, as a result of any changes in applicable law
or regulation or the interpretation thereof, it becomes unlawful for a Lender (or such Lender's Bank Affiliate) to maintain Eurodollar liabilities sufficient to fund any LIBOR Based Rate Loan subject to the rate based on the Adjusted LIBOR Rate, then such Lender shall immediately notify the Agent who shall immediately notify the Borrowers thereof and such Lender's obligations hereunder to convert to, or maintain a LIBOR Based Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until such time as such Lender (or such Lender's Bank Affiliate) may again cause the rate based on the Adjusted LIBOR Rate to be applicable to its share of any LIBOR Based Rate Loan and such Lender's share of the Revolving Credit subject to the LIBOR Based Rate Loan shall continue to accrue interest at the applicable Revolving Credit Base Rate in accordance with Sections 2.6(a) and 2.6(b) above. Promptly after becoming aware that it is no longer unlawful for such Lender (or such Lender's Bank Affiliate) to maintain such Eurodollar liabilities, such Lender shall notify the Agent who will notify the Borrowers thereof and such suspension shall cease to exist.

          2.7    TERM LOAN INTEREST:

                 (a) Subject to Sections 2.7(b) and (d) below, the unpaid principal balance of each of the Term Loans shall bear interest, subject to the terms hereof, at the per annum rate equal to the Base Rate plus one and one half percent (1.5%) ("Initial Term Loan Applicable Margin").

                 (b) So long as Borrowers on a consolidated basis satisfy the financial test set forth below, tested quarterly on a rolling four (4) quarter basis beginning with the fiscal quarter ending March 31, 1997, the interest rate applicable to the unpaid principal balance of each of the Term Loans may be adjusted quarterly and interest shall accrue (subject to Borrowers' right to elect a LIBOR Based Rate Loan pursuant to Section 2.7(d)) at the per annum rate equal to the Base Rate plus the Adjusted Term Loan Applicable Margin. In no event, however may a downward adjustment occur if a Default or Event of Default has occurred and is continuing. Any such adjustment shall be effective on the later of (i) five (5) days after, or (ii) the first day of the calendar month after, Agent's receipt of the Quarterly Compliance Certificate demonstrating the financial test is satisfied. The Adjusted Term Loan Applicable Margin shall be determined in accordance with the chart set forth below:

          Funded Debt to Operating                     Adjusted Term Loan
              Cash Flow Ratio                          Applicable Margin
          ------------------------                     ------------------

          1.  Greater than 3.0 to 1.0                       1.50%

          2.  Greater than 2.5 to 1.0 but less              1.00%
                than or equal to 3.0 to 1.0

          3.  Greater than 2.0 to 1.0 but less                .5%
                than or equal to 2.5 to 1.0

          4.  Less than or equal to 2.0 to 1.0                 0%


                 (c) Changes in the interest rate applicable to Base Rate Loans on either of the Term Loans shall become effective on the same day as Agent announces a change in its Prime Rate. Interest on each of the Term Loans shall be payable monthly, in arrears, on the first day of each calendar month, beginning on the first day of the first full calendar month after the Closing Date hereof.

                 (d)  LIBOR RATE OPTION:

                         (i)  So long as Borrowers on a consolidated basis
satisfy the financial test set forth below (provided however, no downward adjustment may occur if a Default or Event of Default has occurred and is continuing), tested quarterly on a rolling four (4) quarter basis beginning with the fiscal quarter ending March 31, 1997 and subject to the provisions of
Section 2.5(c) and this Section 2.7(d), Borrowers, may choose to have all or a portion of either the Term Loans accrue interest (commencing, or in the case of subsequent quarters, changing, on the later of (i) five (5) days after, or (ii) the first day of the calendar month after, Agent's receipt of the Quarterly Compliance Certificate demonstrating the financial test is satisfied) at the Term Loan LIBOR Based Rate provided that in no event may the portion of the Term Loan subject to the Term Loan LIBOR Based Rate include any principal installments on the applicable Term Loan required to be made during the chosen LIBOR Interest Period.

                         (ii)  Interest on the outstanding LIBOR Based Rate
Loans applicable to either of the Term Loans shall accrue at the per annum rate ("Term Loan LIBOR Based Rate") equal to the Adjusted LIBOR Rate as determined by Agent at the time of such request plus the Term Loan LIBOR Applicable Margin. The LIBOR Applicable Margin shall be determined in accordance with the chart set forth below:

          Funded Debt to Operating                       Term Loan LIBOR
              Cash Flow Ratio                            Applicable Margin
          ------------------------                       -----------------

          1.  Greater than 3.0 to 1.0                       4.00%

          2.  Greater than 2.5 to 1.0 but less              3.00%
              than or equal to 3.0 to 1.0

          3.  Greater than 2.0 to 1.0 but less              2.75%
              than or equal to 2.5 to 1.0

          4.  Less than or equal to 2.0 to 1.0              2.25%

                         (iii)  Borrowers shall select a LIBOR Interest Period
during which the Term Loan LIBOR Based Rate is applicable; provided, however, that if the LIBOR Interest Period would otherwise end on a day which shall not be a London Business Day, such LIBOR Interest Period shall be extended to the next preceding or succeeding London Business Day as is the Agent's custom in the market in which such LIBOR Based Rate Loan relates. Interest shall accrue from and including the first day of each LIBOR Interest Period to, but excluding the day on which any LIBOR Interest Period expires. For any LIBOR Interest Period which begins on the last London Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period), the LIBOR Interest Period shall end on the last London Business Day of a calendar month. All accrued and unpaid interest on a LIBOR Based Rate Loan must be repaid in full on the last day of the applicable LIBOR Interest Period. Interest shall also be due and payable for a LIBOR Interest Period in excess of three (3) months, on the day of such LIBOR Interest Period that would have been the last day of such period if such LIBOR Interest Period were a three (3) month period. No LIBOR Interest Period with respect to either of the Term Loans may end after the Term Loan A Maturity Date or Term Loan B Maturity Date, as applicable. Subject to all of the terms and conditions applicable to a request to convert all or a portion of either Term Loan to a LIBOR Based Rate Loan, Borrowers may convert such LIBOR Based Rate Loan as of the last day of the LIBOR Interest Period to a new LIBOR Based Rate Loan provided all interest accrued under the expiring LIBOR Interest Period has been paid. If the Borrowers fail to notify the Agent of the LIBOR Interest Period for such a subsequent LIBOR Based Rate Loan at least two (2) Business Days prior to the last day of the then current LIBOR Interest Period of such an outstanding LIBOR Based Rate Loan, then such outstanding LIBOR Based Rate Loan shall become a Base Rate Loan at the end of the current LIBOR Interest Period and shall accrue interest at the applicable Term Loan Base Rate in accordance with Sections 2.7(a) and (b) above.

                         (iv)  The Adjusted LIBOR Rate may be automatically
adjusted by Agent on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable LIBOR Interest Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage and any Reserve which has resulted in a payment pursuant to Section 2.13 below, that increase the cost to Lenders of funding the LIBOR Based Rate Loan. Agent shall promptly give the Borrowers and each Lender notice of such a determination and adjustment, which determination shall be prima facie evidence of the correctness of the fact and the amount of such adjustment.

                         (v)  If Borrowers shall have requested the rate based
on the Adjusted LIBOR Rate in accordance with Section 2.7(d) and Agent shall have reasonably determined that Eurodollar deposits equal to the amount of the principal of the requested LIBOR Based Rate Loan and for the LIBOR Interest Period specified are unavailable, or that the rate based on the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, of making or maintaining the principal amount of the requested LIBOR Based Rate Loan specified by the Borrowers during the LIBOR Interest Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the Adjusted LIBOR Rate applicable to the specified LIBOR Interest Period, Agent shall promptly give notice of such determinatAdjusted LIBOR Rate is not available. A determination by Agent hereunder shall be prima facie evidence of the correctness of the fact and
amount of such additional costs or unavailability.   Upon such a determination,
(i) the obligation to convert to, or maintain a LIBOR Based Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until Agent shall have notified the Borrowers that such conditions shall have ceased to exist, and (ii) the applicable Term Loan portion subject to the requested conversion shall continue to accrue interest at the applicable Term Loan Base Rate in accordance with Sections 2.7(a) and 2.7(b) above.

                         (vi)  If, as a result of any changes in applicable law
or regulation or the interpretation thereof, it becomes unlawful for a Lender (or such Lender's Bank Affiliate) to maintain Eurodollar liabilities sufficient to fund any LIBOR Based Rate Loan subject to the rate based on the Adjusted LIBOR Rate, then such Lender shall immediately notify the Agent who shall immediately notify the Borrowers thereof and such Lender's obligations hereunder to convert to, or maintain a LIBOR Based Rate Loan at the rate based on the Adjusted LIBOR Rate shall be suspended until such time as such Lender (or such Lender's Bank Affiliate) may again cause the rate based on the Adjusted LIBOR Rate to be applicable to its share of any LIBOR Based Rate Loan and such Lender's share of the Revolving Credit subject to the LIBOR Based Rate Loan shall continue to accrue interest at the applicable Term Loan Base Rate in accordance with Sections 2.6(a) and 2.6(b) above. Promptly after becoming aware that it is no longer unlawful for such Lender (or such Lender's Bank Affiliate) to maintain such Eurodollar liabilities, such Lender shall notify the Agent who will notify the Borrowers thereof and such suspension shall cease to exist.

          2.8    ADDITIONAL INTEREST PROVISIONS.

                 (a) Interest on the Loans, regardless of the rate option, shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

                 (b) All Loans not specifically designated by Borrowers, pursuant to the terms hereof or not requested in conformity with the terms hereof, shall be Base Rate Loans. No LIBOR Based Rate Loans shall be requested by Borrowers or made available by Agent if a Default or an Event of Default has occurred and is continuing hereunder.

                 (c) After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all outstanding principal under the Loans, regardless of the rate option, and all fees for Letters of Credit shall, upon written direction to Agent from Majority Lenders, be increased to, as applicable, the Revolving Credit Base Rate or Term Loan Base Rate PLUS three (3) percentage points and may be applied retroactively to the date of the occurrence of the Event of Default. The Agent will give Borrowers subsequent written notice of such increase.

                 (d) All LIBOR Based Rate Loans shall automatically convert to Base Rate Loans, upon the occurrence of an Event of

Default and written notice from Agent of such conversion, subject to Lenders' rights under Section 2.8(c).

                 (e) All contractual rates of interest chargeable on outstanding principal under the Loans, regardless of the rate option, shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

                 (f) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permers have charged or received interest hereunder in excess of the highest applicable rate, Lenders shall apply, in their sole discretion, and set off such excess interest received by Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

          2.9    FEES:

                 (a) So long as the Revolving Credit is outstanding and has not been terminated, Borrowers shall unconditionally pay to Agent, for the ratable benefit of Lenders, a non-refundable fee ("Unused Fee") equal to one-half of one percent (.50%) per annum of the daily unused portion of the Revolving Credit (which shall be calculated as the Maximum Revolving Credit Amount minus the average daily outstanding principal balance of Advances). The Unused Fee shall be computed and paid on a quarterly basis, in arrears, on the first day of each calendar quarter beginning on the first day of the first calendar quarter after the Closing Date and on the last day of the Current Term. The Unused Fee shall be calculated on the basis of a year of three hundred sixty
(360) days but charged for the actual number of days elapsed.

                 (b) Borrowers shall unconditionally pay to Agent, for its own account, until the Obligations are satisfied in full, a non-refundable fee ("Administration Fee") of Forty Thousand Dollars ($40,000.00), payable annually in advance, beginning on the Closing Date and on the same day of each year thereafter.

                 (c) Borrowers shall pay to Agent, upon issuance, for the ratable benefit of Lenders, a fee in the amount of two and one quarter percent (2.25%) per annum (less one quarter of one percent (.25%) which shall be paid to Issuer for its own account) (as a condition of the issuance of each such Letter of Credit) plus all of Issuers' standard charges for the account of Issuer for the issuance, amendment, extension and cancellation of each such Letter of Credit (collectively, the "L/C Fees").

          2.10   PREPAYMENTS:

                 (a) No portion of the LIBOR Based Rate Loans may be prepaid at any time unless Borrowers first satisfy in full all obligations under Section
2.12 below arising from such prepayment.

                 (b) Term Loan Based Rate Loans may be prepaid at any time and from time to time, upon one (1) Business Days' notice to Agent, in whole or in part without premium or penalty.

                 (c) (i) Borrowers shall, on the date of the receipt of Cash Proceeds from any Offering, prepay Term Loan A in an amount equal to the Net Proceeds thereof.

                         (ii)  Borrowers shall, on the date of the receipt of
any Net Proceeds in excess of One Million Dollars ($1,000,000.00) in the aggregate in any fiscal year from any Asset Sale, or series of Asset Sales (except for an Asset Sale with respect to the Hagerstown Facility), prepay Term Loan A in an amount equal to such excess. Any such Net Proceeds received after Term Loan A has been paid in full shall then be used to prepay Term Loan B.

                         (iii)  Borrowers shall, on the date of the receipt of
Cash Proceeds from an Asset Sale of the Hagerstown Facility (or any portion thereof), prepay Term Loan B in an amount equal to the Net Proceeds thereof.

                         (iv)   (A) Borrowers shall prepay Term Loan A, on an
annual basis, in an amount equal to seventy five (75%) percent of Borrowers' Net Free Cash Flow for the immediately preceding fiscal year calculated as of the last day of such preceding fiscal year; provided that, effective with the fiscal year beginning on the earlier of (1) January 1, 1999 or (2) the year in which the principal balance of Term Loan A has been reduced to Four Million Dollars ($4,000,000.00), such annual prepayment shall be reduced to fifty percent (50%) of Borrower's Net Free Cash Flow.

                         (B)  Prepayments under this Section 2.10(c)(iv) shall
be due in the fiscal year immediately succeeding the year for which the calculation of Net Free Cash Flow is based as follows:

                              (1)  If the amount of the prepayment is less than
or equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) then the prepayment shall be paid on April 1.

                              (2)  If the amount of the prepayment is greater
than One Million Five Hundred Thousand Dollars ($1,500,000.00) but less than or equal to Three Million Dollars ($3,000,000.00), then One Million Five Hundred Thousand Dollars ($1,500,000.00) of the prepayment shall be paid on April 1 and the balance on August 1.

                              (3)  If the amount of the prepayment is greater
than Three Million dollars ($3,000,000.00), then fifty percent (50%) of the prepayment shall be paid on April 1 and the balance on August 1.

                 (d) All prepayments of every kind on account of either of the Term Loans shall be applied to the principal balance thereof in the inverse order of maturity.

                 (e) Subject to Sections 2.10(c) and (d), all prepayments on account of either of the Term Loans shall be applied as directed by Borrowers but, if no direction is given, first to the principal balance of Base Rate Loans and then to the principal balance of LIBOR Based Rate Loans in inverse order of maturity.

          2.11   USE OF PROCEEDS:

                 (a) The extensions of credit under and proceeds of the Revolving Credit and Term Loan A shall be used (i) to finance the purchase by Phoenix of all of the outstanding Capital Stock of NEBH and NEBC in conjunction with the consummation of the Merger, (ii) for working capital, (iii) to refinance Borrowers' and NEBC's existing Indebtedness and (iv) for the issuance of Letters of Credit.

                 (b) The proceeds of Term Loan B shall be used to refinance Borrowers' Existing Mortgage Indebtedness.

          2.12 INDEMNITY: Borrowers shall indemnify, defend and hold harmless Agent and Lenders against any and all loss, liability, cost or expense which Agent and Lenders may sustain or incur (including, without limitation, loss of the LIBOR Applicable Margin) as a consequence of (a) any failure of Borrowers to convert or extend any LIBOR Based Rate Loan after notice thereof has been given to Agent or (b) any payment, prepayment or conversion of a

LIBOR Based Rate Loan by Borrowers made for any reason on a date other than the last day of the applicable LIBOR Interest Period. Borrowers shall pay the full amount thereof to Agent on demand by Agent at the request of any Lender.

          2.13 CAPITAL ADEQUACY: If any present or future law, governmental rule, regulation, policy, guideline, directive or similar requirement (whether or not having the force of law) imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which any Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the opinion of such Lender, the rate of return on such Lender's capital with regard to the Loans is reduced to a level below that which such Lender could have achieved but for such circumstances, then in such case and upon notice from such Lender to Borrowers, from time to time, Borrowers shall pay such Lender such additional amount or amounts as shall compensate such Lender for such reduction in Lender's rate of return. Such notice shall contain the statement of such Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrowers. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it deems applicable.


          2.14 INTEREST RATE PROTECTION: Borrowers shall purchase and obtain (at their sole expense) within ninety (90) days following the Closing Date, interest rate protection covering no less than fifty (50%) percent of Term Loan A, for a period of at least two (2) years, under terms and conditions and with strike rates and counterparties acceptable to Agent and Co-Agent.


                               SECTION 3.  COLLATERAL

          3.1 DESCRIPTION: As security for the payment of the Obligations, and satisfaction by Borrowers of all covenants and undertakings contained in this Agreement and the other Loan Documents:

                 (a) each Borrower hereby assigns and grants to Agent, for the ratable benefit of Lenders, a continuing lien on and security interest in, upon and to the following Property:

                         (i)  ACCOUNTS, ETC. - All of such Borrower's now owned
and hereafter acquired, created, or arising Accounts, accounts receivable, notes receivable, contract rights, chattel paper, documents (including documents of title), instruments and letters of credit;

                              (ii) INVENTORY - All of such Borrower's now owned
or hereafter acquired or created Inventory of every nature and kind, wherever located;

                              (iii) GENERAL INTANGIBLES - All of such Borrower's
now owned and hereafter acquired, created or arising general intangibles of every kind and description, including, but not limited, to all existing and future customer lists, choses in action, claims, books, records, patents and patent applications, copyrights, trademarks, tradenames, tradestyles, trademark applications, blueprints, drawings, designs and plans, trade secrets, contracts, contract rights (including, without limitation, all rights and claims under the Stock Purchase Agreement), licenses, license agreements, formulae, tax and any other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies including without limitation, credit insurance and key man life insurance policies, and computer information, software, records and data;

                              (iv) EQUIPMENT - All of such Borrower's now owned
and hereafter acquired equipment, including, without limitation, machinery, vehicles, furniture and fixtures, wherever located, and all replacements, parts, accessories, substitutions and additions thereto;

                              (v)  DEPOSIT ACCOUNTS - All of such Borrower's now
existing and hereafter acquired or arising deposit accounts of every nature, wherever located, and all documents and records associated therewith;

                              (vi) PROPERTY IN LENDER'S POSSESSION - All
Property of such Borrower, now or hereafter in Agent's or any Lender's possession;

                              (vii) SECURITIES - All of such Borrower's now
owned or hereafter acquired securities whether registered or unregistered; and

                              (viii) PROCEEDS - The proceeds (including, without
limitation, insurance proceeds), whether cash or non-cash, of all of the foregoing property described in clauses (i) through (vii) other than proceeds of any tax refund or insurance claim attributable ed to NEBH or NEBC that are required to be paid to the Escrow Fund (as that term is defined in the Stock Purchase Agreement) in accordance with and pursuant to the terms of Section 8.2 of the Stock Purchase Agreement.

                 (b) Agent (for the ratable benefit of Lenders) shall receive a mortgage (or, if applicable, deed of trust), on all Real Property owned by each Borrower including, without limitation, the Hagerstown Facility and Alpha Facility.

                 (c) Agent (for the ratable benefit of Lenders) shall receive pledges, in the form of, and subject to the terms of, the Stock Pledge Agreements, of all of the Capital Stock owned legally or beneficially in each Borrower.

          3.2 LIEN DOCUMENTS: At Closing and thereafter as Agent deems necessary, each Borrower shall execute and deliver to Agent, or have executed and delivered (all in form and substance reasonably satisfactory to Agent and its counsel):

                 (a) Financing statements pursuant to the UCC, which Agent, may file in any jurisdiction where any Collateral is or may be located and in any other jurisdiction that Agent deems appropriate;

                 (b) Mortgages (or, if applicable, deeds of trust), pursuant to applicable state law in the proper form for recording in any jurisdiction where any Real Property of any Borrower is or may be located together with title insurance policies insuring the first priority Lien of Agent against such Real Property from a title insurance company acceptable to Agent, in an amount satisfactory to Agent and subject only to such exceptions as Agent may approve; and

                 (c) Any other agreements, documents, instruments and writings, including, without limitation, trademark security agreements, reasonably required by Agent to evidence, perfect or protect the liens and security interests in the Collateral or as Agent may reasonably request from time to time.

          3.3 OTHER ACTIONS: In addition to the foregoing, Borrowers shall do anything further that may be reasonably required by Agent to secure Lenders and effectuate the intentions and objects of this Agreement, including, but not limited to, the execution and delivery of lockbox agreements, continuation statements, amendments to financing statements, security agreements, contracts and any other documents required hereunder. At Agent's request, Borrowers shall also immediately deliver (with execution by Borrowers of all necessary documents or forms to reflect, implement or enforce the Liens described herein) to Agent all items for which Lender must receive possession to obtain a perfected security interest, including without limitation, all notes, stock powers, letters of credit, certificates and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

          3.4 SEARCHES, CERTIFICATES: (a) Agent shall, prior to or at Closing, and thereafter as Agent may determine from time to time, at Borrowers' expense, obtain the following searches (the results of which are to be consistent with the warranties made by Borrowers in this Agreement):

                         (i)  UCC searches with the Secretary of State and local
filing office of each state where each Borrower maintains its executive office, a place of business, or assets;

                         (ii) Judgment, federal tax lien and corporate tax lien
searches, in all applicable filing offices of each state searched under subparagraph (i) above; and

                         (iii) Searches of the type described in clauses (i) and
(ii) against Old Phoenix, NEBC and NEBH in such jurisdictions as may be reasonably acceptable to Agent.

                 (b) Borrowers shall, prior to or at Closing and at their expense, obtain and deliver to Agent good standing certificates showing each Borrower (and Old Phoenix, NEBH and NEBC) to be in good standing in its respective state of incorporation and in each other state or foreign country in which it is doing and presently intends to do business for which qualification is required.

          3.5 LANDLORD'S WAIVERS: Borrowers will cause each owner of any premises occupied by each Borrower or to be occupied by any Borrower where Collateral is held, to execute and deliver to Agent an instrument, in form and substance satisfactory to Agent, under which such owner(s) subordinates its/his/their interests in and waives its/his/their right to distrain on or foreclose against the Collateral and agrees to allow Agent to remain on such premises to dispose of or deal with any Collateral located thereon.

          3.6 FILING SECURITY AGREEMENT: A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

          3.7 POWER OF ATTORNEY: Each of the officers of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for each Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of such Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to such Borrower and constitute collections on that Borrower's Accounts or proceeds of other Collateral; (b) execute in the name of any Borrower any financing statements, schedules, assignments, instruments, documents and statements that such Borrower is obligated to give Agent hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or lien) Agent's security interest or lien in the Collateral; and (c) do such other and further acts and deeds in the name of any Borrower that Agent may reasonably deem necessary or desirable to enforce any Account or other Collateral.

          3.8 PARTICULAR RELEASES OF SECURITY INTERESTS: If in connection with any public Offering of any Borrower's Capital Stock, or pursuant to a written notice from a Person with an interest therein, it is determined that the security interest granted in Borrowers' equipment under Section 3.1(a)(iv) constitutes a violation of any lease, conditional sale contract or purchase money security agreement with respect to any particular item of such equipment, then upon Borrowers' written request to Agent, which request shall be accompanied by such documentation as Agent may reasonably require to verify such violation and to specifically identify such equipment, Agent shall execute a UCC-3 partial release statement for such specified equipment.




               SECTION 4.  CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

          Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance reasonably satisfactory to Agent and Agent's counsel):

          4.1 RESOLUTIONS, OPINIONS, AND OTHER DOCUMENTS: Borrowers shall have delivered, or caused to be delivered to Agent the following:

                 (a) this Agreement, the Revolving Credit Notes and the Term Loan Notes all properly executed;

                 (b) mortgages, financing statements and each of the other Loan Documents to be executed by any Borrower or any other Person pursuant to the terms hereof;

                 (c) certified copies of (i) resolutions of each Borrower's board of directors authorizing the execution of this Agreement, the Revolving Credit Notes and the Term Loan Notes to be issued hereunder and each document required to be delivered by any Section hereof and (ii) each Borrower's Articles or Certificate of Incorporation and By-laws;

                 (d) an incumbency certificate for each Borrower identifying all Authorized Officers, with specimen signatures;

                 (e) a written opinion of Borrowers' independent counsel addressed to Agent for the benefit of all Lenders and Issuer and opinions of such other counsel as Agent deems reasonably necessary;

                 (f) such financial statements, reports, certifications and other operational information as Agent may reasonably require including without limitation consolidated audited financial statements for Old Phoenix for the fiscal year ending September 30, 1995, the Projections and the Pro Forma Balance Sheet;

                 (g) certification by the chief financial officer of each Borrower that there has not occurred any material adverse change in the operations and condition (financial or otherwise) of Old Phoenix, NEBH or NEBC or any of the Borrowers since September 30, 1995;

                 (h) payment by Borrowers of all fees including, without limitation, the Facility Fee, due Agent and Co-Agent on the Closing Date and Expenses associated with the Loans;

                 (i) an environmental survey on each Borrower's Real Property (other than the Alpha Facility), performed by a qualified engineering firm acceptable to Agent;

                 (j) the Intercreditor Agreement properly executed by each of the parties thereto;

                 (k) the Surety Agreements properly executed by each of the Sureties;

                 (l) the Stock Pledge Agreements properly executed by each of the parties thereto, together with stock powers endorsed in blank and accompanied by delivery to Agent of original share certificates;

                 (m) Uniform Commercial Code, judgment, federal and state tax lien searches against each Borrower, Old Phoenix, NEBH and NEBC, at Borrowers' expense, showing that the Property of each such Person is not subject to any Liens except for Permitted Liens, together with Good Standing and Corporate Tax Lien Search Certificates showing no Liens on each such Person's Property and showing each Borrower to be in good standing in each jurisdiction in which it is qualified to do business;

                 (n) appraisals on Borrowers' Real Property acceptable to Agent and Co-Agent;

                 (o) an initial borrowing base certificate dated the Closing Date as required under Section 2.5(c)(iii), indicating borrowing availability sufficient to consummate the transactions contemplated under the Stock Purchase Agreement;

                 (p) consummation of the (i) acquisition of the Capital Stock of NEBH and NEBC in accordance with the terms of the Stock Purchase Agreement and (ii) the Merger in accordance with the terms of the Merger Agreement;

                 (q) a peer review letter of Borrowers' current independent certified public accountants; and

                 (r) title insurance policies required under Section 3.2(b) hereunder.

          4.2 ABSENCE OF CERTAIN EVENTS: At the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing, and no event shall have occurred and be continuing.

          4.3 WARRANTIES AND REPRESENTATIONS AT CLOSING: The warranties and representations contained in Section 5 as well as any other Section of this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date. Borrowers shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof.

          4.4 COMPLIANCE WITH THIS AGREEMENT: Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 6 and 7 hereof, which are required to be performed or complied with by Borrowers before or at the Closing Date.

          4.5 OFFICERS' CERTIFICATE: Agent shall have received a certificate dated the Closing Date and signed by the chief financial officer of each Borrower certifying that all of the conditions specified in this Section have been fulfilled.

          4.6 CLOSING: Subject to the conditions of this Section, the Revolving Credit and each Term Loan shall be made available on such date (the "Closing Date") and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof ("Closing") at New York, New York.

          4.7 WAIVER OF RIGHTS: By completing the Closing hereunder, or by making advances hereunder, Agent and Lenders do not thereby waive a breach of any warranty or representation made by Borrowers hereunder or any agreement, document, or instrument delivered to Agent or otherwise referred to herein, and any claims and rights of Agent and Lenders resulting from any breach or misrepresentation by Borrowers are specifically reserved by Agent and Lenders.

          4.8 CONDITIONS FOR FUTURE ADVANCES: The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance reasonably satisfactory to Agent and its counsel) following the Closing Date:

                 (a) This Agreement and each of the other Loan Documents shall be effective;

                 (b) No event or condition shall have occurred or become known to any Borrower, or would result from the making of any requested Advance, which could have a Material Adverse Effect;

                 (c)     No Default or Event of Default then exists;

                 (d) Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions, including a Borrowing Base Certificate, contained in Section 2.5 hereof;

                 (e) No Lien (other than a Permitted Lien), including, without limitation, any federal tax Lien, has been imposed on any Borrower unless such Lien (i) arises from the business or operations of NEBC or NEBH conducted prior to the Closing Date; (ii) is and remains fully covered by the escrow fund established under the Stock Purchase Agreement, and (iii) is satisfied within sixty (60) days of the imposition thereof; and

                 (f) Each representation and warranty set forth in Section 5 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects.

                      SECTION 5.  REPRESENTATIONS AND WARRANTIES

          To induce Lenders to complete the Closing and make the initial Advances under the Revolving Credit and the Term Loans to Borrowers, each Borrower warrants and represents to Agent, Issuer and Lenders that:

          5.1    CORPORATE ORGANIZATION AND VALIDITY:

                 (a) Each Borrower is a corporation duly organized and validly existing under the laws of its state of incorporation, is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not have a Material Adverse Effect. A list of all states and other jurisdictions where each Borrower is qualified to do business is attached hereto as Schedule "5.1" and made a part hereof.

                 (b) The making and performance of this Agreement and the other Loan Documents will not violate any law, government rule or regulation, court or administrative order or other such order, or the charter, minutes or bylaw provisions of any Borrower or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which each Borrower is a party, or by which each is bound. No Borrower is in violation of any term of any agreement or instrument to which it is a party or by which it may be bound or of its charter, minutes or its bylaws which violation has or could have a Material Adverse Effect.

                 (c) Each Borrower has all requisite corporate power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

                 (d) This Agreement, the Revolving Credit Notes and Term Loan Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon each Borrower and enforceable in accordance with their respective terms.

          5.2 PLACES OF BUSINESS: The only places of business of each Borrower, and the places where each keeps and intends to keep its Property, are at the addresses listed in Schedule "5.2" attached hereto and made part hereof.

          5.3 PENDING LITIGATION: There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrowers, threatened, against any Borrower or any of the Merged Entities in any court or before any Governmental Authority except as shown in Schedule "5.3" attached hereto and made part hereof. To the knowledge of Borrowers, there are no investigations (civil or criminal) pending or threatened against any Borrower or any of the Merged Entities in any court or before any Governmental Authority.
No Borrower is (and the Merged Entities were, immediately prior to the Merger, not) in default with respect to any order of any Governmental Authority, which causes or could cause a Material Adverse Effect. To the best of the knowledge of each Borrower, no shareholder or executive officer of any Borrower or the Merged Entities has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

          5.4 TITLE TO PROPERTIES: Each Borrower has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it respectively purports to own, free from Liens and free from the claims of any other Person, except for those Liens set forth on Schedule "5.4" attached hereto and made part hereof.

          5.5 GOVERNMENTAL CONSENT: Neither the nature of any Borrower or of its business or Property, nor any relationship between any Borrower and any other Person, nor any circumstance affecting any Borrower in connection with the issuance or delivery of this Agreement, the Revolving Credit Notes or Term Loan Notes, or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of any Borrower in connection with the execution, issuance or delivery of this Agreement or the issuance or delivery of the Revolving Credit Notes or Term Loan Notes, or the other Loan Documents.

          5.6 TAXES: All tax returns required to be filed by each Borrower and Old Phoenix and, to the best of Borrowers' knowledge, each of the Merged Entities (with respect to any state, other than Massachusetts, or local taxing authority), in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon each Borrower and Old Phoenix, or, to the best of Borrowers' knowledge, each of the Merged Entities (with respect to any state, other than Massachusetts, or local taxing authority), or upon any of their respective Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. No Borrower is aware of any proposed additional tax assessment or tax to be assessed against or applicable to such Borrower.

          5.7 FINANCIAL STATEMENTS: The annual consolidated audited balance sheet of Old Phoenix as of September 30, 1995 and of NEBH as of December 31, 1994, and the related statements of profit and loss, stockholder's equity and cash flow as of each such date, all accompanied by reports thereon from Old Phoenix's or NEBH'S independent certified public accountants, (complete copies of which have been delivered to Agent), have been prepared in accordance with GAAP and present fairly the financial position of Old Phoenix and NEBH, respectively as of such dates and the results of its operations for such periods. The fiscal year for all Borrowers currently ends on December 31. Each Borrower's federal tax identification number is as listed on Schedule "5.7" attached hereto and made part hereof.

          5.8 FULL DISCLOSURE: Neither the financial statements referred to in Section 5.7, nor this Agreement or related agreements and documents or any written statement furnished by Borrowers or any of the Merged Entities or any of them to Agent and/or any Lender in connection with the negotiation of the Revolving Credit or Term Loans and contained in any financial statements or documents relating to any Borrower or any one of the Merged Entities contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to any Borrower which has not been disclosed in writing to Agent which has or could have a Material Adverse Effect.

          5.9 SUBSIDIARIES: No Borrower has any Subsidiaries or Affiliates, except as listed on Schedule "5.9" attached hereto and made a part hereof.

          5.10   GUARANTEES, CONTRACTS, ETC.:

                 (a) No Borrower owns or holds equity or long term debt investments in, has any outstanding advances to, or serves as guarantor, surety or accommodation maker for the obligations of, or has any outstanding borrowings from, any Person, or has entered into any leases for real or personal Property (whether as landlord or tenant), except as described in Schedule "5.10", attached hereto and made part hereof.

                 (b) No Borrower is a party to any contract or agreement, or subject to any charter or other corporate restriction, which has or could have a Material Adverse Effect.

                 (c) Except as otherwise specifically provided in this Agreement, no Borrower has agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

          5.11   GOVERNMENT REGULATIONS, ETC.:

                 (a) The use of the proceeds of and Borrowers' issuance of the Revolving Credit Notes and Term Loan Notes, will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T, G and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. No Borrower owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation U.

                 (b) Each Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property (including, in the case of Old Phoenix, the acquisition and ownership of the Capital Stock of NEBH and

NEBC) and for the conduct of its business, except for those which, if not obtained, cause or could cause a Material Adverse Effect.

                 (c) As of the date hereof, no employee benefit plan ("Pension Plan"), as defined in Section 3(2) of ERISA, (other than a multi employer plan described in Section 3(37) of ERISA) maintained by any Borrower or under which any Borrower could have any liability under ERISA (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (iii) has engaged in or been involved in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would subject Borrowers to any material liability, or (iv) has been terminated if such termination would subject such Borrowers to any material liability. No Borrower has assumed, or received notice of a claim asserted against such Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any multi employer pension plan and is not a member of any Controlled Group (as defined in ERISA). Each Borrower has timely made all contributions when due with respect to any multi employer pension plan in which it participates and no event has occurred triggering a claim against such Borrower for withdrawal liability with respect to any multi employer pension plan in which such Borrower participates. All Employee Benefit Plans and multi employer pension plans to which any Borrower participates is listed on Schedule "5.11(c)" attached hereto and made part hereof.

                 (d) No Borrower is (and immediately prior to the Merger, none of the Merged Entities was) in violation of or has received written notice that it is in violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency, or department thereof, (including without limitation, Environmental Laws), a violation of which causes or could cause a Material Adverse Effect.

                 (e) Each Borrower is, (and each of the Merged Entities, immediately prior to the Merger was) current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

          5.12 BUSINESS INTERRUPTIONS: Within five (5) years prior to the date hereof, none of the business, Property or operations of any Borrower or any Merged Entity has been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against such Borrower or Merged Entity. There are no pending or, to Borrowers' knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting the business being operated by any Borrower.

          5.13   NAMES:

                 (a) Within five (5) years prior to the Closing Date, neither any Borrower nor any Merged Entity has conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule "5.13(a)" attached hereto and made part hereof. Each Borrower is the sole owner of all names listed on such Schedule "5.13(a)" and, to the best of Borrowers' knowledge, any and all business done and all invoices issued in such trade names are such Borrower's (or, as applicable, one of the Merged Entities') sales, business and invoices. Each trade name of each Borrower (or Merged Entity) represents a division or trading style of such Borrower (or Merged Entity) and not a separate corporate subsidiary or affiliate or independent entity.

                 (b) All trademarks, patents or copyrights which any Borrower uses, plans to use or has a right to use are listed on Schedule "5.13(b)" attached hereto and made part hereof. The Borrower identified on such Schedule "5.13(b)" is the sole owner of such Property except to the extent any other Person has claims or rights in such Property, as such claims and rights are described on such Schedule "5.13(b)." To the best of each Borrower's knowledge, no Borrower is in violation of any rights of any other Person with respect to such Property.

          5.14 OTHER ASSOCIATIONS: No Borrower is engaged or has an interest in any joint venture or partnership with any other Person except as described on Schedule "5.14" hereto and made part hereof.

          5.15 ENVIRONMENTAL MATTERS: Except as disclosed on Schedule "5.15" attached hereto and made part hereof:

                 (a) No Property presently owned, leased or operated by any Borrower contains, or has previously contained, and, no property formerly owned, leased or operated by any Borrower or by any Merged Entity during the period of such ownership, lease of operation, contained, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

                 (b) Each Borrower is in compliance, and, together with each of the Merged Entities, for the duration of all applicable statutes of limitations periods, have been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by any Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

                 (c) No Borrower has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws and no Borrower has knowledge that any such notice will be received or is being threatened.

                 (d) Hazardous Substances have not been transported or disposed of in a manner or to a location which are reasonably likely to give rise to liability of any Borrower under any Environmental Law.

                 (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Borrower is or, to any Borrower's knowledge, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding, the implementation of which is reasonably likely to have a material adverse effect on any Borrower's business, financial condition, Property or prospect under any Environmental Law.

As used herein, the term "Hazardous Substances" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under any Environmental Law.

          5.16 REGULATION O: No director, executive officer or principal shareholder of any Borrower is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director" "executive officer" and "principal shareholder" (when used with reference to a Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

          5.17 CAPITAL STOCK: The authorized and outstanding Capital Stock of each Borrower is as set forth on Schedule "5.17" attached hereto and made part hereof. All of the Capital Stock of each Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all Federal and state laws and the rules and regulations of all Governmental Authorities governing the sale and delivery of securities. Except for the rights and obligations set forth in Schedule "5.17", there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any Borrower or any of the shareholders of such Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its capital stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of any Borrower. Except as set forth in Schedule "5.17", no Borrower has issued any securities convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

          5.18 SOLVENCY: After giving effect to the transactions contemplated under the Stock Purchase Agreement, the Merger Agreement and this Agreement, each Borrower is solvent, is able to pay its respective debts as they become due, and has capital sufficient to carry on its respective business and all businesses in which each is about to engage, and now owns Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay such entity's debts. No Borrower will be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

          5.19 INTERRELATEDNESS OF BORROWERS: The business operations of each Borrower are interrelated and complement one another, and such companies have a common business purpose, with inter-company bookkeeping and accounting adjustments used to separate their respective Properties, Liabilities, and transactions. To permit their uninterrupted and continuous operations, such companies now require and will from time to time hereafter require funds for general business purposes. The proceeds of Advances under the

Revolving Credit and the making of the Term Loans will directly or indirectly benefit each Borrower hereunder severally and jointly, regardless of which Borrower requests or receives part or all of the proceeds of such advances.

          5.20 STOCK PURCHASE AGREEMENT: The purchase of the stock of NEBH and NEBC by Old Phoenix has been completed strictly in accordance with all applicable law, and the Stock Purchase Agreement constitutes a valid and binding agreement, enforceable against Old Phoenix in accordance with its terms. The Stock Purchase Agreement, a true and correct copy of which is attached as Exhibit "K" and made a part hereof, has not been amended or modified in any way.

          5.21 MERGER AGREEMENT: The merger of Old Phoenix, NEBH and NEBC into Phoenix has been completed strictly in accordance with all applicable law, and the Merger Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms. The Merger Agreement, a true and correct copy of which is attached collectively as Exhibit "L", made a part hereof has not been amended or modified in any way.

                     SECTION 6.  BORROWERS' AFFIRMATIVE COVENANTS

          Each Borrower covenants that until all of Borrowers' Obligations to Lenders, Issuer or Agent are paid and satisfied in full and the Revolving Credit has been terminated:

          6.1 PAYMENT OF TAXES AND CLAIMS: Each Borrower shall pay, before they become delinquent,

                 (a) all taxes, assessments and governmental charges or levies imposed upon it or upon such Borrower's Property, and

                 (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons entitled to the benefit of statutory or common law Liens, which, if unpaid, would result in the imposition of a Lien upon its Property;

provided, however, that such Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by such Borrower, and if such Borrower shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no

Lien other than a Permitted Lien has been entered and such Borrower's title to, and its right to use, its Property are not materially adversely affected thereby.

          6.2    MAINTENANCE OF PROPERTIES AND CORPORATE EXISTENCE:

                 (a) PROPERTY - Each Borrower shall maintain its Property in good condition (normal wear and tear excepted) and make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by any Borrower.

                 (b) PROPERTY INSURANCE, PUBLIC AND PRODUCTS LIABILITY INSURANCE - Each Borrower shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen's compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrowers. At or prior to Closing, Borrowers shall furnish Agent with duplicate original policies of insurance or such other evidence of insurance as Agent may require. In the event any Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Agent (on behalf of Lenders) may do so for such Borrower, but such Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard Mortgagee and Lender's Loss Payable Clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Agent under which all losses thereunder shall be paid to Agent (for the ratable benefit of Lenders) as Agent's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Agent and shall insure Agent notwithstanding the act or neglect of any Borrower. Each Borrower hereby appoints Agent as such Borrower's attorney-in-fact, exercisable at Agent's option to endorse any check (but only a check in excess of $100,000 if no Event of Default has occurred) which may be payable to any Borrower in order to collect the proceeds of such insurance and any amount or amounts collected by Agent pursuant to the provisions of this paragraph may be applied by Agent, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Collateral as Agent in its reasonable judgment may from time to time determine. Borrowers further covenant that all insurance premiums owing under its current policies have been paid. Borrowers shall notify Agent, immediately, upon any Borrower's receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

                 (c) FINANCIAL RECORDS - Each Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. No Borrower shall change its respective fiscal year end date without the prior written consent of Agent.

                 (d) CORPORATE EXISTENCE AND RIGHTS - Each Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its existence, good standing, rights and franchises.

                 (e) COMPLIANCE WITH LAWS - Each Borrower shall be in compliance with any and all laws, ordinances, governmental rules and regulations, and court or administrative orders or decrees to which it is subject, whether federal, state or local, (including without limitation Environmental Laws) and shall obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain causes or could cause a Material Adverse Effect. Borrowers shall timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against any Borrower or any Property of any Borrower.

          6.3 BUSINESS CONDUCTED: Each Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. No Borrower shall engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by the Borrowers (or any of the Merged Entities) immediately prior to the Closing Date.

          6.4 LITIGATION: Borrowers shall give prompt notice to Agent of any litigation claiming in excess of $250,000 from any Borrower, or which may otherwise have a Material Adverse Effect.

          6.5 ISSUE TAXES: Each Borrower shall pay all taxes (other than taxes based upon or measured by any Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Revolving Credit Notes or Term Loan Notes, and the recording of any lien documents. The obligations of each Borrower hereunder shall survive the payment of Borrowers' Obligations hereunder and the termination of this Agreement.

          6.6 BANK ACCOUNTS: Each Borrower shall maintain its major depository and disbursement account(s) with Agent.

          6.7 EMPLOYEE BENEFIT PLANS: Each Borrower will (a) fund all its Pension Plan(s) in a manner that will satisfy the minimum funding standards of
Section 302 of ERISA, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA, (b) furnish Agent, promptly after filing of the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service ("IRS") with respect to all Pension Plan(s), or which any Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Agent of the occurrence of any reportable event (as defined in Section 4043 of ERISA, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or prohibited transaction (under Section 406 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any such Pension Plan(s) and the action which such Borrower proposes to take with respect thereto. Each Borrower will make all contributions when due with respect to any multi employer pension plan in which it participates and will promptly advise Agent upon (i) its receipt of notice of the assertion against such Borrower of a claim for withdrawal liability, (ii) the occurrence of any event which, to the best of each Borrower's knowledge, would trigger the assertion of a claim for withdrawal liability against any Borrower, and (iii) upon the occurrence of any event which, to the best of each Borrower's knowledge, would place any Borrower in a Controlled Group as a result of which any member (including such Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

          6.8 FINANCIAL COVENANTS: Borrowers shall maintain and comply with the following financial covenants:

                 (a) FIXED CHARGE COVERAGE RATIO: Borrowers shall have and maintain at all times a Fixed Charge Coverage Ratio of not less than the following during the following periods (measured quarterly on a rolling four quarter basis):

                 PERIOD                           MINIMUM RATIO
                 ------                           -------------

December 31, 1996 through September 29, 1997       1.05 to 1.00
September 30, 1997 through September 29, 1998      1.25 to 1.00
September 30, 1998 and thereafter                  1.50 to 1.00

                 (b) INTEREST COVERAGE RATIO: Borrowers shall have and maintain at all times an Interest Coverage Ratio of not less than the following during the following periods (measured quarterly on a cumulative basis so that the calculation at (i) March 31, 1996 is based on three (3) months; (ii) June 30, 1006 is based on six (6) months, and (iii) September 30, 1996 is based on nine (9) months):

                 PERIOD                           MINIMUM RATIO
                 ------                           -------------

March 31, 1996 through September 29, 1996          2.50 to 1.00
September 30, 1996 through December 30, 1996       3.00 to 1.00

                 (c) FUNDED DEBT TO OPERATING CASH FLOW RATIO: Borrowers shall have and maintain at all times a Funded Debt to Operating Cash Flow Ratio of not more than the following during the following periods (measured quarterly on a rolling four-quarter basis or, with respect to the measuring periods ending on March 31, 1996, June 30, 1996 and September 30, 1996, calculating the Operating Cash Flow on an annualized basis):

                 PERIOD                           MINIMUM RATIO
                 ------                           -------------

Three months ending March 31, 1996                 2.75 to 1.00
Six months ending June 30, 1996                    2.65 to 1.00
Nine months ending September 30, 1996              2.30 to 1.00
Twelve months ending December 31, 1996
   and through March 30, 1997                      2.30 to 1.00
March 31, 1997 through September 29, 1997          2.00 to 1.00
September 30, 1997 through March 30, 1998          1.75 to 1.00
March 31, 1998 and thereafter                      1.50 to 1.00

                 (d) FUNDED DEBT TO CONSOLIDATED CAPITALIZATION: Borrowers shall have and maintain at all times a Funded Debt to

Consolidated Capitalization Ratio of not more than the following during the following periods:

                 PERIOD                           MAXIMUM RATIO
                 ------                           -------------

Closing Date through December 30, 1996            1.20 to 1.00
December 31, 1996 through December 30, 1997       1.05 to 1.00
December 31, 1997 through December 30, 1998       0.85 to 1.00
December 31, 1998 through December 30, 1999       0.65 to 1.00
December 31, 1999 and thereafter                  0.50 to 1.00


                 (e) CONSOLIDATED TANGIBLE NET WORTH: Borrowers shall have and maintain at all times a Consolidated Tangible Net Worth of not less than the following during the following periods:

                 PERIOD                           MINIMUM AMOUNT
                 ------                           --------------

Closing Date through December 30, 1996            ($7,500,000)
December 31, 1996 through December 30, 1997       ($  600,000)
December 31, 1997 through December 30, 1998       $8,500,000.00
December 31, 1998 through December 30, 1999       $19,000,000.00
December 31, 1999 through December 30, 2000       $30,000,000.00
December 31, 2000 and thereafter                  $40,000,000.00

                 (f) CAPITAL EXPENDITURES: Borrowers shall not expend for Capital Expenditures more than the following amounts during the following periods:

                 PERIOD                           MAXIMUM AMOUNT
                 ------                           --------------

Fiscal Year Ending December 31, 1996                $5,300,000.00

Fiscal Year Ending December 31, 1997                $3,000,000.00

Fiscal Year Ending December 31, 1998                $3,000,000.00

Fiscal Year Ending December 31, 1999                $3,000,000.00

Fiscal Year Ending December 31, 2000                $4,000,000.00


          6.9 FINANCIAL AND BUSINESS INFORMATION: Borrowers shall deliver to Agent the following:

                 (a) FINANCIAL STATEMENTS AND COLLATERAL REPORTS: such data, reports, statements and information, financial or otherwise, as Agent may reasonably request, including, without limitation:

                         (i)  within thirty (30) days after the end of each
calendar month in each fiscal year of Borrowers, the earnings and retained earnings statement of Borrowers for such month and for the expired portion of the fiscal year ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and, for each fiscal year other than fiscal year 1996, a comparison of Borrowers' actual earnings statement for such month compared to the monthly earnings forecast required under Section 6.9(a)(v), and the consolidated and consolidating balance sheet of Borrowers as at the end of such month, setting forth in comparative form the corresponding figures as at the end of the corresponding period of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of each Borrower to have been prepared from the books and records of such Borrower, it being understood that for the first thirteen (13) calendar months from the Closing Date comparative information will not be available and cannot be furnished;

                         (ii)  within ninety (90) days after the end of each
fiscal year of Borrowers, the earnings and retained earnings statement of Borrowers for such year, the balance sheet of Borrowers as at the end of such fiscal year and a statement of cash flows for such fiscal year, all on a consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited and unqualifiedly certified by, beginning in fiscal year 1996, a Big "6" independent public accounting firm, to have been prepared in accordance with GAAP, and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of the Borrowers during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or an Event of Default (or if such conditions or events existed, describing them) together with copies of any management letters provided by such accountants to management of any Borrower;

                         (iii)  within fifteen (15) days of the end of each
calendar month, Borrowers' accounts receivable aging report, accounts payable aging report, inventory certificates, account status reports, and such other reports as Agent reasonably deems necessary, certified by Phoenix's chief financial officer as ory to Agent;

                         (iv)  within sixty (60) days after each fiscal year
end, consolidated projections of Borrowers' earnings statements for the then current and succeeding four (4) fiscal years; and a comparison of actual results to the Projections for the just completed fiscal year; and

                         (v)  within thirty (30) days prior to each fiscal year
end, a monthly forecast of Borrowers' consolidated earnings statement for each month of the next succeeding fiscal year.

                 (b) NOTICE OF EVENT OF DEFAULT - promptly upon becoming aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrowers are taking (and propose to take) with respect thereto;

                 (c) NOTICE OF CLAIMED DEFAULT - promptly upon receipt by any Borrower, notice of default, oral or written, given to such Borrower by any creditor for borrowed money, or holding long term Indebtedness of such Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

                 (d) SECURITIES AND OTHER REPORTS - if any Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by such Borrower to stockholders generally, and, a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by such Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

          6.10 OFFICERS' CERTIFICATES: Along with the set of financial statements delivered to Agent at the end of each calendar month that is also the end of a fiscal quarter pursuant to Section 6.9(a) hereof, Phoenix shall deliver to Agent a certificate ("Quarterly Compliance Certificate") (in the form of Exhibit "M" attached hereto and made a part hereof) from the chief financial officer of Phoenix (and as to certificates accompanying the annual financial statements of Borrowers, also certified by Phoenix's independent certified public accountant) setting forth:

                 (a) COVENANT COMPLIANCE - the information (including detailed calculations) required in order to establish whether Borrowers are in compliance with the requirements of Sections 6.8 as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 6.9; and

                 (b) EVENT OF DEFAULT - that the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrowers from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default, specifying the nature and period of existence thereof and what action Borrowers have taken or propose to take with respect thereto.

          6.11 AUDITS AND INSPECTION: Each Borrower shall permit any of Agent's and Co-Agent's officers or other representatives to visit and inspect upon reasonable notice during business hours any of the locations of any Borrower, to examine and audit all of such Borrower's books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrowers' expense at the standard rates charged by the Agent and Co-Agent for such activities (plus the Agent's and Co-Agent's out-of-pocket expenses). Representatives of each Lender may accompany Agent or Co-Agent during each such inspection and visit. Agent and Co-Agent shall conduct at least two (2) audits per year.

          6.12 TAX RETURNS AND REPORTS: At Agent's request from time to time, Borrowers shall promptly furnish Agent with copies of the annual federal and state income tax returns of each Borrower. Each Borrower further agrees that, if requested by Agent, it shall promptly furnish Agent with copies of all reports filed with any federal, state or local governmental authority or agency, board or commission.

          6.13 INFORMATION TO PARTICIPANT: Agent and each Lender may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Revolving

Credit or Term Loans, or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents; provided, however, such Participant, assignee, co-lender or prospective participant, assignee or co-lender is aware of Agent's and such Lender's covenant pursuant to Section 10.20 hereof and has agreed to comply with such covenant.

          6.14 MATERIAL ADVERSE DEVELOPMENTS: Each Borrower agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to materially and adversely affect its businesses, financial condition, Property, prospects or its ability to perform under this Agreement, it shall give to Agent telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Agent on the same day such verbal communication is made on the next business day thereafter.

          6.15 ENGAGEMENT OF BIG "6" ACCOUNTING FIRM: Borrowers shall engage, no later than March 31, 1996, a Big "6" independent certified pubic accounting firm, which firm shall prepare (beginning with the audited financial statements for fiscal year ending December 31, 1996) the annual audited financial statements of Borrowers required under Section 6.9(a) hereof and provide, in conjunction therewith, management letters.

          6.16 PLACES OF BUSINESS: Borrowers shall give thirty (30) days prior written notice to Agent of any changes in the location of any of its respective places of business, of the places where records concerning its Accounts are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that no Borrower may establish any place of business outside of the United States.

          6.17 FISCAL YEAR: Borrowers shall take all steps necessary to change their consolidated fiscal year from its current September 30 end date to a December 31 end date.

          6.18 QUARTERLY IMPLEMENTATION: Borrowers shall provide Agent with a written review prepared by Borrowers' chief financial officer, on a quarterly basis for each fiscal quarter for the fiscal year that ends December 31, 1996, within forty five (45) days of the end of each fiscal quarter, of Borrowers' actual financial results as compared to the Projections.

          6.19 ACCOUNT VERIFICATION: Whether or not a Default or Event of Default has occurred, any of Agent's officers, employees or agents shall have the right at any time, upon reasonable notice during business hours, in the name of Agent or a Borrower, to verify the validity, amount or any other matter relating to Accounts by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent, its officers, employees or agents in such process.

          6.20 KEY MAN LIFE INSURANCE POLICIES: Within sixty (60) days after the Closing Date, Borrowers shall obtain Key Man life insurance on Louis LaSorsa, Edward Lieberman and Edward A. Moneghan (unless Borrowers furnish Agent with proof of uninsurability of any of them for general health reasons from three (3) insurers acceptable to Agent), in the amount of $2,500,000 each (the proceeds of which shall be assigned to Agent for the ratable benefit of Lenders by assignment documents in form and substance reasonably satisfactory to Agent), to be in effect so long as the Obligations are outstanding. Any proceeds paid to Agent pursuant to such assignments shall be held by Agent as collateral security for the Obligations and may be applied against the Obligations upon the occurrence of an Event of Default in such order as Agent may determine.

          6.21 DISSOLUTION OF CLASSIC FOIL, INC.: Borrowers shall take all steps necessary to dissolve, in accordance with applicable state law, Classic Foil, Inc., a New York corporation and wholly owned subsidiary of Phoenix. Borrowers shall furnish Agent with proof of such dissolution within ninety (90) days from the date hereof.

          6.22 REMOVAL OF PROPERTY FROM HINGHAM FACILITY. Borrowers shall, within ninety (90) days from the Closing Date, either obtain a written landlord's waiver satisfactory to Agent, or remove all of Borrowers' Property from the facility located at 110 Industrial Road, Hingham, Massachusetts 02043 and, after such removal, Borrowers shall not store or place any Proper

                      SECTION 7.  BORROWERS' NEGATIVE COVENANTS:

          Borrowers covenant that until all of the Obligations are paid and satisfied in full and the Revolving Credit has been terminated, that:

          7.1    MERGER, CONSOLIDATION, DISSOLUTION OR LIQUIDATION:

                 (a)     No Borrower shall engage in any Asset Sale other than
(i) Inventory sold in the ordinary course of such Borrower's business, and (ii) equipment that is replaced by other equipment of comparable or superior quality and value within ninety (90) days of such sale, lease, license, transfer or other disposition.

                 (b) No Borrower shall merge or consolidate with any other Person except with another Borrower or commence a dissolution or liquidation.

          7.2 ACQUISITIONS: Except as permitted by Section 7.4(a), no Borrower shall acquire all or a material portion of the Capital Stock or assets of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction.

          7.3 LIENS AND ENCUMBRANCES: No Borrower shall: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens. As used herein, "Permitted Liens" means:

                 (a) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons, provided the payment thereof is not at the time required by Section 6.1;

                 (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws;

                 (c)     Existing Liens described on Schedule "5.4"; and

                 (d) Liens constituting purchase money security interests hereafter created by a Borrower to Persons providing financing for Capital Expenditures permitted under this Agreement so long as each obligation secured by a Lien permitted by this subparagraph (d) does not exceed 100% of the lower of the cost or fair market value of the Property acquired with such financing.

          7.4    TRANSACTIONS WITH AFFILIATES OR SUBSIDIARIES:

                 (a) No Borrower shall enter into any transaction with any Subsidiary or other Affiliate including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary unless (i) such Subsidiary or Affiliate is engaged in a business substantially related to the business conducted by Borrowers, is a Borrower hereunder and the transaction is in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon terms substantially the same and no less favorable to such Borrower as it would obtain in a comparable arm's-length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder; or (ii) such transaction is intended for incidental administrative purposes. (An "Affiliate" means any entity which directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with any such Borrower. Control may be by ownership, contract, or otherwise.)

                 (b) No Borrower shall create or acquire any Subsidiary unless such Subsidiary engages in a business substantially related to the business of Borrowers as conducted immediately prior to the Closing Date and joins into this Agreement (under agreements acceptable to Agent) as a Borrower hereunder and into each of the other Loan Documents, in each case, as if an original signatory thereto.

          7.5 GUARANTEES: Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, no Borrower shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future indebtedness of any kind of any Person.

          7.6 DISTRIBUTIONS, BONUSES AND OTHER INDEBTEDNESS: No Borrower shall: (a) declare or pay or make any forms of Distribution to its shareholders, their successors or assigns other than dividends to Phoenix by a Subsidiary of Phoenix and loans or advances to any shareholder that is also an employee which loans or advances do not exceed in the aggregate as to all shareholders at any one time Two Hundred Thousand Dollars ($200,000); (b) declare or pay any bonus compensation to its shareholders, officers or directors other than, so long as no Default or Event of Default has occurred and is continuing (or would occur after giving effect to the payment of the Permitted

Bonus) the Permitted Bonus; provided however that the Permitted Bonus in any fiscal year cannot exceed the lesser of (i) One Million Five Hundred Thousand Dollars ($1,500,000) or (ii) the amount of mandatory prepayments made pursuant to Section 2.10(c)(iv) (relating to Net Free Cash Flow); and provided further that (A) if the entire mandatory prepayment under Section 2.10(c)(iv) is due April 1 of such year, the Permitted Bonus can only be paid after such payment is made and (B) if the mandatory prepayment under Section 2.10(c)(iv) is payable on April 1 and August 1 of such year, then up to fifty percent (50%) of the Permitted Bonus can only be paid after the April 1 payment is made and the balance of the Permitted Bonus can only be paid after the August 1 payment is made; (c) hereafter incur or become liable for any Indebtedness other than from Lenders hereunder except (i) Indebtedness giving rise to a Permitted Lien under
Section 7.3(d) and (ii) Indebtedness existing as of the date of this Agreement and listed on Schedule "7.6" attached hereto and made a part hereof; (d) make any prepayments of any nature whatsoever on any Indebtedness (other than pursuant to Asset Sales or to Lenders, in each case as permitted hereunder); or
(e) make any payments (whether principal or interest) in connection with any of the loans to shareholders, officers or directors listed on Schedule "7.6" until Term Loan A has been paid in full.

          7.7    LOANS AND INVESTMENTS:  Except as expressly permitted in
Section 7.6, no Borrower shall make or have outstanding loans, advances, extensions of credit or capital contributions to, investments in, any Person.

          7.8 USE OF LENDERS' NAME: No Borrower shall use any Lender's name (or the name of any of either Lender's Affiliates) or Agent's name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize any Borrower to make any contract on behalf of any Lender or Agent.

          7.9    MISCELLANEOUS COVENANTS:

                 (a) No Borrower shall become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs such Borrower's ability to perform under this Agreement, or under any other instrument, agreement or document to which such Borrower is a party or by which it is or may be bound.

                 (b) No Borrower shall carry or purchase any "margin stock" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.


                                 SECTION 8.  DEFAULT

          8.1 EVENTS OF DEFAULT: Each of the following events shall constitute an event of default ("Event of Default"):

                 (a) PAYMENTS - if any Borrower fails to make any payment of principal or interest, including any Overadvance, under the Revolving Credit or any Term Loan on the due date of such payment; or

                 (b) OTHER CHARGES - if any Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to any Lender or Agent arising out of or incurred in connection with this Agreement within five
(5) Business Days after the date such payment is due and payable; or

                 (c) PARTICULAR COVENANT DEFAULTS - if any Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement and (other than with respect to the covenants contained in Section 6.8 and Section 7 for which no cure period shall exist) such failure continues for thirty (30) days after Agent has given Borrowers notice thereof; or

                 (d) FINANCIAL INFORMATION - if any statement, report, financial statement, or certificate made or delivered by any Borrower or any of its officers, employees or agents, to Agent or any Lender is not true and correct, in all material respects, when made; or

                 (e) UNINSURED LOSS - if there shall occur any uninsured damage to or loss, theft, or destruction in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate with respect to any portion of any Property of any Borrower; or

                 (f) WARRANTIES OR REPRESENTATIONS - if any warranty, representation or other statement by or on behalf of any Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

                 (g) AGREEMENTS WITH OTHERS - if any Borrower shall default beyond any grace period under any agreement with any third party creditor for the payment of principal or interest of any Indebtedness from such Borrower, if the effect of such default is to cause such Borrower's obligations which are the subject thereof to become due prior to its maturity date or prior to its regularly scheduled date of payment;

                 (h) OTHER AGREEMENTS WITH LENDERS - if any Borrower breaches or violates the terms of, or if a default or an Event of Default, occurs under, any other existing or future agreement (related or unrelated)

(including, without limitation, the other Loan Documents) between any Borrower or among Borrowers and Agent or any Lender or all Lenders; or

                 (i) JUDGMENTS - if any final judgment for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate (i) which is not fully and unconditionally covered by insurance or
(ii) for which such Borrowers have not established a cash or cash equivalent reserve in the full amount of such judgment shall be rendered by a court of record against any Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal;

                 (j) ASSIGNMENT FOR BENEFIT OF CREDITORS, ETC. - if any Borrower makes or proposes, in writing an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by any Borrower; or

                 (k) BANKRUPTCY, DISSOLUTION, ETC. - upon the commencement of any action for the dissolution or liquidation of any Borrower, or the commencement of any proceeding to avoid any transaction entered into by any Borrower, or the commencement of any case or proceeding for reorganization or liquidation of any Borrower's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against such Borrower; PROVIDED, HOWEVER, that such Borrower shall have ninety (90) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such ninety (90) day period, no Lender shall be obligated to make Advances hereunder and Agent may seek adequate protection in any bankruptcy proceeding; or

                 (l) RECEIVER - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or for any Borrower's Property; or

                 (m) EXECUTION PROCESS, ETC. - the issuance of any execution or distraint process against any Collateral or, with respect to any judgments seeking in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, any other Property of any Borrower; or

                 (n) TERMINATION OF BUSINESS - if any Borrower ceases any material portion of its business operations as presently conducted; or

                 (o) PENSION BENEFITS, ETC. - if any Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer such Borrower's employee plans or the Pension Benefit Guaranty Corporation institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered to secure any defi-ciency or claim or a "reportable event" as defined under ERISA occurs; or

                 (p) INVESTIGATIONS - any indication or evidence received by Agent or any Lender that reasonably leads it to believe any Borrower may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of any Borrower to any governmental entity, federal, state or local; or

                 (q) CHANGE OF CONTROL - if there shall occur a Change of Control.

          8.2    CURE - Intentionally Omitted.

          8.3    RIGHTS AND REMEDIES ON DEFAULT:

                 (a) In addition to all other rights, options and remedies granted or available to Agent or Lenders under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Agent may, in its discretion, and the Majority Lenders shall have the right to cause Agent to, (by written notice to Agent) to withhold or cease making Advances under the Revolving Credit.

                 (b) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, in its discretion, and the Majority Lenders shall have the right to cause Agent (by written notice to Agent), upon or at any time after the occurrence and during the continuance of an Event of Default to terminate the Revolving Credit and to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 8.1(j),(k) or (l) shall automatically cause an acceleration of the Obligations).

                 (c) In addition to all other rights, options and remedies granted or available to Agent, under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), upon or at any time after the occurrence and during the continuance of an Event of Default, Borrowers shall be obligated to deliver and pledge to Agent, on behalf of all Lenders, cash collateral in the amount of all outstanding Letters of Credit.

                 (d) In addition to all other rights, options and remedies granted or available to Agent under this Agreement or the Loan Documents (each of which is also then exercisable by Agent), Agent may, or at the direction of Majority Lenders, shall, upon or at any time after the acceleration of the Obligations following occurrence of an Event of Default (other than the rights with respect to clause (iv) below which Agent may exercise at any time after an Event of Default and regardless of whether there is an acceleration), exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                         (i)  The right to take possession of, send notices
regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect th judicial assistance, enter any Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and such Borrower shall not resist or interfere with such action; or

                       (iii) Require any Borrower at such Borrower's expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Agent at any place designated by Agent; or

                        (iv) The right to reduce or modify the Maximum Revolving Credit Amount, Borrowing Base or any portion thereof or the advance rates or to modify the terms and conditions upon which Lenders may be willing to consider making Advances under the Revolving Credit or to take additional reserves in the Borrowing Base for any reason; or

                 (e) Borrowers each hereby agree that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to any Borrower. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent's exercise of its rights and remedies with respect to the Collateral, after the occurrence of an Event of Default hereunder.

          8.4 NATURE OF REMEDIES: All rights and remedies granted Agent hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Agent may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Agent, upon or at any time after the occurrence of an Event of Default, may proceed against any Borrower, at any time, under any agreement, with any available remedy and in any order.

          8.5 SET-OFF: If any bank account of any Borrower with Agent, any Lender or any participant is attached or otherwise liened or levied upon by any third party, such Lender (and such participant) as agent for the ratable benefit of all Lenders shall have and be deemed to have, without notice to Borrowers or any of them, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrowers' Obligations hereunder.

                                  SECTION 9.  AGENT

          As between Agent, on one hand, and Lenders, on the other hand, Agent and each Lender, who are now or shall become parties to this Agreement, agree as follows (with the consent and approval of Borrowers):

          9.1 APPOINTMENT AND AUTHORIZATION. Each Lender, and each subsequent holder of any of the Revolving Credit Notes or Term Loan Notes by its acceptance thereof, hereby irrevocably appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Subject to the provisions of this Agreement, Agent will handle all transactions relating to the Loans and all other Obligations, including, without limitation, all transactions with respect to Letters of Credit, this Agreement, the Loan Documents and all related documents in accordance with its usual banking practices. Except as otherwise expressly provided herein, Borrowers are hereby authorized by Lenders to deal solely with Agent in all transactions which affect Lenders under this Agreement and the Loan Documents. The rights, privileges and remedies accorded to Agent hereunder shall be exercised by Agent on behalf of all of Lenders.

          9.2 GENERAL IMMUNITY. In performing its duties as Agent hereunder, Agent will take the same care as it takes in connection with loans in which it alone is interested. Subject to Section 9.6 of this Agreement, neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except as such action or omission are caused solely from its or their own gross negligence or willful misconduct unless such action was taken or omitted to be taken by Agent at the direction of Majority Lenders.

          9.3 CONSULTATION WITH COUNSEL. Agent may consult with legal counsel and any other professional advisors or consultants deemed necessary or appropriate and selected by Agent and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          9.4 DOCUMENTS. Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Revolving Credit Notes or Term Loan Notes or any other instrument or document furnished pursuant hereto or in connection herewith, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument or document. Subject to Section 10.20, Agent shall furnish to Lenders copies of all notices and financial statements received from Borrowers hereunder.

          9.5 RIGHTS AS A LENDER. With respect to its applicable Revolving Credit Pro Rata Share and Term Loan Pro Rata Share, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Agent in its individual capacity. Subject to the provisions of this Agreement, Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with Borrowers and their Affiliates and Subsidiaries as if it were not Agent.

          9.6 RESPONSIBILITY OF AGENT. It is expressly understood and agreed that the obligations of Agent hereunder are only those expressly set forth in this Agreement and that Agent shall be entitled to assume that no Default or Event of Default, has occurred and is continuing, unless Agent has actual knowledge of such fact. Except to the extent Agent is required by Lenders pursuant to the express terms hereof to take a specific action, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement and the Loan Documents. Agent shall incur no liability under or in respect of this Agreement and the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among Agent and Lenders that Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of Borrowers, except as Agent in its sole discretion deems appropriate or as otherwise expressly required hereunder. The relationship between Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute Agent a joint venturer with any Lender, a trustee or fiduciary for any of Lenders or for the holder of a participation therein nor impose on Agent duties and obligations other than those set forth herein.

          9.7    COLLECTIONS AND DISBURSEMENTS.

                 (a) Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit, together with all fees, charges or other amounts due under this Agreement and the Loan Documents, and Agent will remit to each Lender, according to its applicable Pro Rata Percentage, all such payments actually received by Agent (subject to any required clearance procedures) in accordance with the settlement procedures established by Agent and Co-Agent from time to time.

                 (b) If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from Agent, promptly pay over to Agent its Pro Rata Percentage of the amount so rescinded or returned, together with interest and other fees thereon if also required to be rescinded or returned.

                 (c) All payments by Agent and Lenders to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Credit and the Letters of Credit and the Term Loans, in a manner customary to Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. Agent may treat the payees of any Revolving Credit Note or Term Loan Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent. In the event that any Lender shall receive any payments in reduction of the Revolving Credit or Term Loans in an amount greater than its applicable Pro Rata Percentage in respect of indebtedness to Lenders evidenced hereby (including, without limitation amounts obtained by reason of setoffs), such Lender shall hold such excess IN TRUST for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Pro Rata Percentage. To the extent necessary for each Lender's actual percentage of all outstanding Loans to equal its applicable Pro Rata Percentage, Lender having a greater share of any payment(s) than its applicable Pro Rata Percentage shall acquire a participation in the applicable Revolving Credit Pro Rata Share or applicable Term Loan Pro Rata Shares of the Other Lender as determined by
Agent.

          9.8 INDEMNIFICATION. Lenders hereby each indemnify Agent (and Issuer with respect to Letters of Credit) ratably according to each Lender's Pro Rata Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent (or Issuer, as the case may be) in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent (or Issuer, as the case may be) under or related to this Agreement or the Loans, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's (or Issuer's, as the case may be) gross negligence or willful misconduct unless such action was taken or omitted by Agent (or Issuer, as the case may be) at the direction of the Majority Lenders. Agent shall have the right to deduct, from any amounts to be paid by Agent to any Lender hereunder, any amounts owing to Agent by such Lender by virtue of this paragraph.

          9.9    EXPENSES.

                 (a) All out-of-pocket costs and out-of-pocket expenses incurred by Agent and not reimbursed on demand by Borrowers, in connection with the analysis, negotiation, preparation, consummation, creation, amendment, administration, termination, work-out, forbearance and enforcement of the Loans (including, without limitation, audit expenses, counsel fees and expenditures to protect, preserve and defend Agent's and each Lender's rights and interest under the Loan Documents) shall be shared and paid on demand by Lenders pro rata based on their applicable Pro Rata Percentage.

                 (b) Agent may deduct from payments or distributions to be made to Lenders such funds as may be necessary to pay or reimburse Agent for such costs or expenses.

          9.10 NO RELIANCE. By execution of or joining in this Agreement, each Lender acknowledges that it has entered into this Agreement and the Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by Agent. Each Lender shall continue to make its own analysis and evaluation of Borrowers. Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any obligor or any account debtor of any Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of any Borrower; or for sufficiency, authenticity, legal effect, validity or enforceability of the Loan Documents. Agent assumes no responsibility or liability with respect to the collectibility of the Obligations or the performance by Borrowers of any obligation under the Loan Documents.

          9.11   REPORTING.  During the term of this Agreement, and subject to
Section 10.20, Agent will promptly furnish each Lender with copies of all financial statements of Borrowers to be delivered or obtained hereunder and such other financial statements and reports as any Lender may reasonably request. Agent will immediately notify Lenders when it receives actual knowledge of any Event of Default under the Loan Documents.

          9.12 REMOVAL OF AGENT. Agent may resign at any time upon giving thirty (30) days prior written notice thereof to Lenders and Borrowers. Agent may be removed as Agent hereunder upon the written consent of all Lenders exclusive of Agent upon the following: (i) wilful misconduct in the performance of Agent's duties or responsibilities under this Agreement; or (ii) if a receiver, trustee or conservator is appointed for Agent or any state or federal regulatory authority assumes management or control of Agent or if, under applicable law, the administrative or discretionary duties and responsibilities of Agent hereunder become controlled by or subject to the approval of any state or federal regulatory authority. Upon any resignation or permitted removal of Agent, Co-Agent shall become the Agent. If Co-Agent declines to become the Agent, the Lenders (exclusive of Agent) shall have the right to appoint a successor Agent by majority vote of the other Lenders (based upon the Pro Rata Percentages of the other Lenders). Upon the acceptance of the appointment as a successor Agent hereunder by such successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.

          9.13 ACTION ON INSTRUCTIONS OF LENDERS. With respect to any provision of this Agreement, or any issue arising thereunder, concerning which Agent is authorized to act or withhold action by direction of Lenders, Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder in accordance with written instructions signed by Lenders. Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Revolving Credit Notes and Term Notes.

          9.14 SEVERAL OBLIGATIONS. The obligation of each Lender is several, and neither Agent nor any other Lender shall be responsible for the obligation and commitment of any other Lender.

          9.15   CONSENT OF LENDERS.

                 (a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Loans and the Loan Documents, including without limitation, the right to exercise all rights, remedies, privileges and options under the Loan Documents, including without limitation the credit judgment with respect to the making of Advances and the determination as to the basis on which and extent to which Advances may be made and the determination as to whether draws should be honored for Letters of Credit.

                 (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior written consent of all Lenders: (i) extend any payment date under the Revolving Credit Notes or Term Loan Notes, the Current Revolving Credit Maturity Date, the Term Loan A Maturity Date or Term Loan B Maturity Date, (ii) except as contemplated under this Agreement, reduce any interest rate applicable to the Revolving Credit or either Term Loan, any fee payable hereunder or any fee for any Letter of Credit,
(iii) increase the Facility Limit, (iv) compromise or settle all or a portion of the Obligations, (v) release any obligor from the Obligations except in connection with termination of the Revolving Credit and full payment and satisfaction of all Obligations, (vi) amend the definition of Majority Lenders,
(vii) amend this Section 9.15(b), or (viii) except for releases of Collateral under Section 3.8 hereunder, release Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year.

                 (c) Notwithstanding anything to the contrary contained in subparagraph (a) above, Agent shall not, without the prior written consent of Majority Lenders: (i) enter into any written amendment to any of the Loan Documents; (ii) waive any Borrower's compliance with the terms and conditions of the Loan Documents or any Event of Default hereunder or thereunder; or (iii) consent to any Borrower's taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the Loan Documents.

                 (d) After an acceleration of the Obligations, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Lenders, and, unless otherwise directed by the Majority Lenders, to exercise or refrain from exercising any and all right, remedies, privileges and options under the Loan Documents and ations, including, without limitation, instituting and pursuing all legal actions brought against any Borrower or to collect the Obligations, or defending any and all actions brought by any Borrower or other Person; or incurring Expenses or otherwise making expenditures to protect the Loans, the Collateral or Lenders' rights or remedies.

                 (e) To the extent Agent is required to obtain or otherwise elects to seek the consent of Lenders to an action Agent desires to take, if any Lender fails to notify Agent, in writing, of its consent or dissent to any request of Agent hereunder within five (5) days of such Lender's receipt of such request, such Lender shall be deemed to have given its consent thereto.

          9.16 PARTICIPATION AND ASSIGNMENTS: Borrowers hereby acknowledge and agree that a Lender may at any time: (a) grant any participation(s) in up to forty-nine percent (49%) of its Revolving Credit Pro Rata Share and Term Loan Pro Rata Share and of its right, title and interest therein and in or to this Agreement (collectively, "Participation") to any other lending office of such Lender or to any other bank, lending institution or other entity which the granting Lender reasonably determines has the requisite sophistication to evaluate the merits and risks of investments in Participation ("Participants"); provided, however, that: (i) all amounts payable by Borrowers to each Lender hereunder shall be determined as if such Lender had not granted such Participation; and (ii) any agreement pursuant to which any Lender may grant a
Participation: (A) shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrowers hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provisions of this Agreement; (B) such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement without the consent of the Participant if such amendment, modification or waiver would reduce the principal of or, except as contemplated in this Agreement, the rate of interest on the Loans, increase the amount of the Facility Limit, postpone the date fixed for any scheduled payment of principal of or interest on the Loans, subject to Section 9.15 hereof; and (C) shall not relieve such Lender from any of its obligations under this Agreement, which shall remain absolute (including without limitation its obligation to make Advances hereunder); and (b) assign, pursuant to an Assignment and Acceptance substantially in the form of Exhibit "N", attached hereto and made a part hereof (the "Assignment") (i) all or any percent of its Revolving Credit Pro Rata Share and Term Loan Pro Rata Share or any right, title and interest therein or in and to this Agreement to Agent or Co-Agent (in their capacity as a "Lender") or any Affiliate of Agent or Co-Agent; or (ii) up to forty nine percent (49%) of its Revolving Credit Pro Rata Share or Term Loan Pro Rata Share (but in no event less than Five Million Dollars ($5,000,000.00) in the aggregate of such Revolving Credit Pro Rata Share and Term Loan Pro Rata Share) and any right, title and interest therein and in and to this Agreement to another financial institution, with the prior written consent of the Agent and Borrowers which consent shall not be unreasonably withheld, which assignment shall in the case of (i) or (ii) above shall be accompanied by payment to the Agent of a $2,500 transfer fee. Notwithstanding the immediately preceding sentence, Borrowers' consent shall not be required for Agent's and Co-Agent's assignment of up to twenty five percent (25%) of each such Lender's Revolving Credit Pro Rata Share, Term Loan A Pro Rata Share and Term Loan B Pro Rata Share to any domestic financial institution having capital and surplus of at least One Hundred Million Dollars ($100,000,000.00). Upon the execution by the assignor or assignee of the Assignment, and delivery to Agent of such Assignment for acceptance, the assigning Lender shall, to the extent provided in such Assignment, be released from its obligations under this Agreement and the assignee thereunder shall be a party hereto and, to the extent provided in such Agreement, have the rights and obligations of a Lender hereunder. All participations and assignments hereunder shall be of the Revolving Credit and Term Loans in the same proportion as is the Revolving Credit Pro Rata Shares and Term Loan Pro Rata Shares of the Lender making the assignment or granting the Participation.


                              SECTION 10.  MISCELLANEOUS

          10.1 GOVERNING LAW: THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

          10.2 INTEGRATED AGREEMENT: The Revolving Credit Notes, the Term Loan Notes the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

          10.3 WAIVER: No omission or delay by Agent in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrowers no waiver will be valid unless in writing and signed by Agent and then only to the extent specified.

          10.4   INDEMNITY:

                 (a) Each Borrower releases and shall indemnify, defend and hold harmless Agent and Lenders, and their respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses

(including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of any Borrower or all Borrowers under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrowers' breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) Borrowers' failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees, (including without limitation Environmental Laws, etc.) and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting solely from acts or conduct of Agent or Lenders constituting wilful misconduct or gross negligence.

                 (b) Promptly after receipt by an indemnified party under subsection (a) above of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

          10.5 TIME: Whenever any Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers' performance under all provisions of this Agreement and all related agreements and documents.

          10.6 EXPENSES OF AGENT, CO-AGENT AND LENDERS: At Closing and from time to time thereafter, Borrowers will pay promptly upon demand of Agent all reasonable costs, fees and expenses (a) of Agent and Co-Agent in connection with
(i) the analysis, negotiation, preparation, execution, administration and delivery of this Agreement and other Loan Documents and the documents and instruments referred to herein and therein and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective (including, without limitation, audit fees for two(2) audits per year provided no Default or Event of Default has occurred in which case there shall be no limitation on the number of audits for which Agent and Co-Agent shall be reimbursed, search costs, the reasonable fees, expenses and disbursements of counsel for Agent and Co-Agent and reasonable charges of any expert consultant to Agent and Co-Agent) and (ii) the syndication of the commitments (not to exceed in any event the aggregate of Ten Thousand Dollars ($10,000.00) and (b) of Agent and Co-Agent and the Lenders in connection with the enforcement of any Obligations of, or the collection of any payments owing from, Borrowers under this Agreement and/or the other Loan Documents or protection or defense of the rights of Lenders and/or Agent and Co-Agent under the Loan Documents, following the occurrence of any Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a "work-out" or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Agent and Co-Agent and Lenders and reasonable allocated costs of internal counsel) (collectively, the "Expenses");

          10.7 BROKERAGE: This transaction was brought about and entered into by Agent, Lenders and Borrowers acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Each Borrower represents that it has not committed Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Agent or any Lender by any broker, finder or agent or other person, Borrowers hereby indemnify, defend and save such party harmless against such claim and further will defend, with counsel satisfactory to Agent, any action or actions to recover on such claim, at Borrowers' own cost and expense, including such party's reasonable counsel fees. Borrowers further agree that until any such claim or demand is adjudicated in such party's favor, the amount demanded shall be deemed a liability of Borrowers under this Agreement.

          10.8   NOTICES:

                 (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

          If to Agent to:          CoreStates Bank, N.A.
                                   1339 Chestnut Street

                                   F.C. 1-8-4-20
                                   Philadelphia, PA   19102
                                   Attn:  Ms.  Byrne,
                                          Vice President

          With copies to:          Blank, Rome, Comisky & McCauley
                                   Four Penn Center Plaza
                                   Philadelphia, PA  19102
                                   Attn:  Harvey I. Forman, Esquire



          If to Borrowers to:      Phoenix Color Corp.
                                   101 Tandy Drive
                                   Hagerstown, MD   21740
                                   Attn:  Chief Financial Officer
                                   Telecopy No.: (301) 733-1733



          With copies to:          Rosner Bresler Goodman & Bucholz
                                   521 Fifth Avenue
                                   New York, NY   10175
                                   Attn: Andrew J. Goodman,Esquire

          If to Lenders:           To the addresses set forth on Schedule A

                 (b) Any notice sent by Agent, any Lender or Borrowers by any of the above methods shall be deemed to be given when so received.

                 (c) Agent shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

          10.9 HEADINGS: The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

          10.10 SURVIVAL: All warranties, representations, and covenants made by Borrowers herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Agent and Lenders, and shall survive the delivery to Lenders of the Revolving Credit Notes and Term Loan Notes, regardless of any investigation made by Lenders or on their behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Agent and any and all Lenders shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.

          10.11 SUCCESSORS AND ASSIGNS: This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. No Borrower may transfer, assign or delegate any of its duties or obligations hereunder.

          10.12 DUPLICATE ORIGINALS: Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterpart, all of which counterparts taken together shall constitute one completed fully executed document.

          10.13 MODIFICATION: No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrowers, Agent and the Lenders or, if applicable, Majority Lenders.

          10.14 SIGNATORIES: Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

          10.15 THIRD PARTIES: No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower. Nothing contained in this Agreement shall be construed as a delegation to Agent or any Lender of Borrowers' duty of performance, including, without limitation, Borrowers' duties under any account or contract with any other Person.

          10.16 DISCHARGE OF TAXES, BORROWERS' OBLIGATIONS, ETC.: Agent, in its sole discretion, shall have the right at any time, and from time to time, with prior notice to Borrowers if Borrowers fail to do so five (5) Business Days after requested in writing to do so by Agent, to: (a) pay for the performance of any of Borrowers' obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any of any Borrower's Property in violation of this Agreement unless such Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, bear interest at the same rate applied to the Revolving Credit, until reimbursed to Agent. Such payments and advances made by Agent shall not be construed as a waiver by Agent or Lenders of an Event of Default under this Agreement.

          10.17 WITHHOLDING AND OTHER TAX LIABILITIES: Each Lender shall have the right to refuse to make any Advances from time to time unless Borrowers shall, at Agent's request, have given to Agent evidence, reasonably satisfactory to Agent, that Borrowers have properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up
to and including the date of the requested Advance.   Copies of deposit slips
showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any lien, assessment or tax liability against any Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, Agent shall have the right (but shall not be obligated, nor shall Agent or any Lender hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that Agent shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by Borrowers. In order to pay any such lien, assessment or tax liability, Agent shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which Agent (shared ratably by Lenders) shall have paid for the discharge of any such lien shall be added to the Revolving Credit and shall be paid by Borrowers to Agent with interest thereon, upon demand, and Agent shall be subrogated to all rights of such taxing authority against Borrowers.

          10.18 CONSENT TO JURISDICTION: Each Borrower and each Lender hereby irrevocably consents to the jurisdiction of the Courts of Common Pleas, the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking and irrevocably agree to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

          10.19 WAIVER OF JURY TRIAL: EACH BORROWER, AGENT, ISSUER AND EACH LENDER HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS.

          10.20 CONFIDENTIAL INFORMATION: The Agent and each Lender (and any prospective Lender or Participant) agree to hold in confidence all confidential material or proprietary information obtained by them with respect to Borrowers' business operations that is plainly marked by the provider of such material or information as confidential or proprietary except (a) to the extent that the production of such information is required pursuant to any statute, ordinance, regulation, rule or order or any subpoena or any Governmental Authority or by reason of any bank regulation in connection with any bank examination, (b) to the extent already publicly disclosed and (c) that any Lender shall not be prohibited from disclosing any such information to any of their agents, attorneys, accountants, consultants, participants, assignees, prospective participants, who are aware of such Lender's covenant in this Section 10.19 and who have agreed with such Lender, for the benefit of the Borrowers, to comply with such covenant. Nothing contained in this Section shall in any way restrict, limit or impair the rights of Agent or Lenders to sell any Collateral or otherwise enforce their Liens in any Collateral following the occurrence of any Event of Default.

          IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.


PHOENIX COLOR CORP.                      ALPHA SYSTEMS, INC.


By: /s/ Edward Lieberman                 By: /s/ Edward Lieberman
   ---------------------------              ---------------------------
   Title: Chief Financial Officer           Title: Chief Financial Officer


Attest: /s/ Louis LaSorsa                Attest: /s/ Louis LaSorsa
       -----------------------                  -----------------------
              (Corporate Seal)                         (Corporate Seal)


                                         CORESTATES BANK, N.A., as Agent,
                                             as Issuer and as Lender


                                         By: /s/ Jeffrey Doherty
                                            ---------------------------
                                            Title: Vice President



                                         FLEET BANK OF MASSACHUSETTS, N.A.
                                         as Co-Agent and as Lender

                                         By: /s/ Thomas McNamara
                                            ---------------------------
                                            Title: Vice President

                                      SCHEDULE A
                                      ----------



                                                            Revolving Credit          Term Loan A         Term Loan B
Lenders                            Pro Rata Percentage       Pro Rata Share          Pro Rata Share      Pro Rata Share
-------                            -------------------      ----------------         --------------      --------------
1. CoreStates Bank, N.A.                   50%                 $9,000,000              $8,000,000          $3,000,000
   1339 Chestnut Street
   F.C. 1-8-4-20
   Philadelphia, PA, 19102
   Attn:  Ms.  Byrne
   Telecopy No. (215) 973-6680

2. Fleet Bank of Massachusetts             50%                 $9,000,000              $8,000,000          $3,000,000
   75 Federal Street
   Boston, MA   02109
   Attn:  Mr. Thomas McNamara
   Telecopy No. (517) 346-1837
